EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

among

Alta Mesa Holdings, LP

as Seller

and

Alta Mesa Eagle, LLC

as the Purchased Company

and

EnerVest Energy Institutional Fund XIV-A, L.P.

and

EnerVest Energy Institutional Fund XIV-WIC, L.P.

as Buyer

Dated

September 16, 2015

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND INTERPRETATION	1
1.1Defined Terms	1
1.2References	14
1.3Articles	14
1.4Number and Gender	14
ARTICLE II PURCHASE AND SALE	14
2.1Purchase and Sale	14
2.2Purchase Price	14
2.3Deposit	14
2.4Adjustments to Base Purchase Price	15
2.5Adjustment Methodology	18
2.6Preliminary Settlement Statement	18
2.7Final Settlement Statement	18
2.8Disputes	19
2.9Allocation of Purchase Price / Allocated Values	19
2.10Allocation of Purchase Price for Tax Purposes	19
2.11Federal Income Tax Treatment	20
ARTICLE III SELLER’S REPRESENTATIONS AND WARRANTIES	20
3.1Organization, Existence	20
3.2Authorization	20
3.3No Conflicts	21
3.4Brokers’ Fees	21
3.5Litigation of Seller	21
ARTICLE IV REPRESENTATIONS AND WARRANTIES AS TO THE PURCHASED COMPANY AND ITS ASSETS	21
4.1Organization, Existence	21
4.2Capitalization	21
4.3Subsidiaries of the Purchased Company	22
4.4No Conflicts	22
4.5Bankruptcy	22
4.6Consents	22
4.7Litigation of the Purchased Company	22
4.8No Violation of Laws	23
4.9Preferential Rights	23
4.10Financial Statements	23
4.11Royalties, Etc	23
4.12Environmental	24
4.13Production Taxes	24
4.14Brokers’ Fees	24
4.15Imbalances	24

i

4.16Commitments, Abandonments or Proposals	24
4.17Production Sales Contracts	24
4.18Payment of Expenses	25
4.19Taxes	25
4.20Plugging Obligations	26
4.21Material Contracts	26
4.22Absence of Certain Changes and Events	28
4.23Bank Accounts	28
4.24Employment Matters	28
4.25Benefit Matters	29
4.26Investment Company Act	29
4.27Books and Records	29
ARTICLE V BUYER’S REPRESENTATIONS AND WARRANTIES	30
5.1Organization; Existence	30
5.2Authorization	30
5.3No Conflicts	30
5.4Consents	30
5.5Bankruptcy	30
5.6Litigation	30
5.7Financing	30
5.8Independent Evaluation	30
5.9Brokers’ Fees	31
5.10NORM, Wastes and Other Substances	31
5.11SEC Compliance	31
5.12Qualified Owner	32
ARTICLE VI COVENANTS	32
6.1Conduct of Business	32
6.2Cooperation	33
6.3Plugging, Abandonment, Decommissioning and Other Costs	33
6.4Record Retention	34
6.5Third Party Consents	34
6.6Suspended Funds	34
6.7Amendment to Schedules	34
6.8Hedging Transactions	34
6.9Transition Services	35
6.10Limitation on Covenants	35
ARTICLE VII BUYER’S CONDITIONS TO CLOSING	35
7.1Representations	36
7.2Performance	36
7.3No Legal Proceedings	36
7.4Title Defects, Environmental Defects and Casualty Losses	36
7.5Consents	36
7.6No Material Adverse Effect	36

ARTICLE VIII SELLER’S CONDITIONS TO CLOSING	36
8.1Representations	36
8.2Performance	37
8.3No Legal Proceedings	37
8.4Title Defects, Environmental Defects and Casualty Losses	37
ARTICLE IX CLOSING	37
9.1Date of Closing	37
9.2Place of Closing	37
9.3Closing Obligations	37
9.4Records	39
9.5Second Funding Date	39
ARTICLE X ACCESS/ACKNOWLEDGMENTS/DISCLAIMERS	39
10.1Access	39
10.2Confidentiality	40
10.3Acknowledgment of Responsibility	40
10.4Disclaimers	40
ARTICLE XI TITLE MATTERS; ENVIRONMENTAL MATTERS; CASUALTIES; TRANSFER RESTRICTIONS	42
11.1Title Matters	42
11.2Environmental Matters	47
11.3Dispute Resolution	51
11.4Casualty or Condemnation Loss	52
ARTICLE XII INDEMNIFICATION AND SURVIVAL	53
12.1Indemnities of Seller	53
12.2Indemnities of Buyer	53
12.3Express Negligence	54
12.4Indemnification Procedures	54
12.5Survival	56
12.6Non-Compensatory Damages	56
12.7Disclaimer of Application of Anti-Indemnity Statutes	57
ARTICLE XIII TERMINATION, DEFAULT AND REMEDIES	57
13.1Right of Termination	57
13.2Effect of Termination	57
ARTICLE XIV MISCELLANEOUS	58
14.1Exhibits and Schedules	58
14.2Expenses and Taxes	58
14.3Assignment	61
14.4Preparation of Agreement	61
14.5Publicity	61
14.6Notices	62
14.7Name Change	63

14.8Further Cooperation	63
14.9Filings, Notices and Certain Governmental Approvals	63
14.10Entire Agreement; Conflicts	63
14.11Parties in Interest	64
14.12Amendment	64
14.13Waiver; Rights Cumulative	64
14.14Governing Law; Jurisdiction, Venue; Jury Waiver	64
14.15Severability	64
14.16Counterparts	65
14.17Exclusivity	65

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) dated the 16th day of September, 2015 is by and among Alta Mesa Holdings, LP, a Texas limited partnership (“Seller”), Alta Mesa Eagle, LLC, a Texas limited liability company (the “Purchased Company”), each with offices at 15021 Katy Freeway, Suite 400, Houston, Texas 77094 and EnerVest Energy Institutional Fund XIV-A, L.P., and EnerVest Energy Institutional Fund XIV-WIC, L.P., each a Delaware limited partnership, each with offices at 1001 Fannin Street, Suite 800, Houston, Texas 77002 (collectively, “Buyer”).  Either Seller or Buyer, as the case may be, is hereinafter referred to as “Party” or collectively as “Parties”.

Recitals:

WHEREAS, Seller is the sole member of the Purchased Company and owns all of equity interests of the Purchased Company (the “Membership Interests”); and

WHEREAS, Seller desires to sell the Membership Interests to Buyer, and Buyer desires to purchase in the proportions set forth on Schedule 1 (as to each Buyer, its “Proportionate Share”) from Seller the Membership Interests, all upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE  I
DEFINITIONS AND INTERPRETATION

1.1Defined Terms.  In addition to the terms defined in the introductory paragraph and elsewhere in this Agreement, for purposes hereof, the following expressions and terms shall have the meanings set forth in this Article I, unless the context otherwise requires:

“Accounting Arbitrator” shall have the meaning set forth in Section 2.8.

“Adjusted Base Purchase Price” shall have the meaning set forth in Section 2.4.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with, another Person.  The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Deductible”  shall mean, at any time in question, fifteen percent (15%) of the Base Purchase Price.

“Agreement” shall have the meaning set forth in the first paragraph herein, together with all Exhibits and Schedules attached hereto, as the same may be amended from time to time accordance with the terms hereof.

“Allocated Value,” with respect to any Asset, shall mean the amount set forth on Schedule 2.9 for such Asset.

“Allocation Schedule” shall have the meaning set forth in Section 2.10.

“AM Services” shall mean Alta Mesa Services, LP, a Texas limited partnership.

“Assets” shall mean all assets owned by the Purchased Company, including, but not limited to:

(a)the oil and gas leases more particularly described in Exhibit A – Part I  (collectively, the “Leases”), together with any and all other rights, titles and interests of the Purchased Company in and to (i) the leasehold estates created thereby, subject to the terms, conditions, covenants and obligations set forth in the Leases and/or Exhibit A – Part I, and (ii) the lands covered by the Leases or included in units with which the Leases may have been pooled or unitized (the “Lands”), including in each case, without limitation, Working Interests, Net Revenue Interests, royalty interests, overriding royalty interests, production payments, net profits interests, carried interests, reversionary interests and all other interests of any kind or character;

(b)all oil and gas, water, CO2, injection, and disposal wells located on the Leases and the Lands or on other leases or lands with which the Leases and/or the Lands may have been pooled or unitized, including but not limited to those specified on Exhibit A – Part II (collectively, the “Wells”) and all Hydrocarbons produced therefrom and any Hydrocarbons stored in tanks, pipelines (including line packs) or other storage (the Leases, the Lands, and the Wells being collectively referred to hereinafter as the “Properties”);

(c)all rights and interests in, under or derived from all unitization and pooling agreements in effect with respect to the Properties and the units created thereby which accrue or are attributable to the interests of the Purchased Company in the Properties;

(d)all Contracts specified on Exhibit A – Part III;

(e)all permits, licenses, servitudes, easements, rights of use, and rights-of-way, surface agreements specified on Exhibit A – IV;

(f)all equipment, machinery, facilities, fixtures, furniture, office supplies, and office equipment, telephones and radio or other telecommunications systems and equipment, and other personal and mixed property (“Personal Property”);

(g)all Imbalances of the Purchased Company relating to the Properties or other Assets;

(h)all of the rights, titles and interests of the Purchased Company in and to all of the original (or copies if originals are not available) and electronic format, if available, of files, records, information and data, whether written or electronically stored, relating to the Assets (the “Records”), including, without limitation, (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) contract files;

(iii) correspondence; (iv) operations, engineering, geological, environmental, production and accounting records and; (v) facility, field and well records; and (vi) Tax Returns of the Purchased Company and any audit report issued since the formation of the Purchased Company relating to any Taxes due from or with respect to the Purchased Company;

(i)all (i) trade credits, accounts receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Date; (ii) inchoate liens and security interests in favor of the Purchased Company under any Law or Contract; and (iii) indemnity, contribution, and other such rights in favor of (A) the Purchased Company’s Affiliates, to the extent relating to obligations or Liabilities assumed by Buyer pursuant to this Agreement or otherwise borne or paid by Buyer or with respect to which Buyer has an obligation to indemnify Seller, and (B) the Purchased Company;

(j)all rights of the Purchased Company to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, whether before, on, or after the Effective Date;

(k)all franchises, approvals, consents, certificates and other authorizations and rights granted by Third Parties; and

(l)subject to Section 14.2(g), all Receivables.

“Assignment” shall mean an Assignment of Membership Interests, substantially in the form attached as Exhibit B.

“Assignment and Bill of Sale” shall mean an Assignment and Bill of Sale, substantially in the form attached as Exhibit C.

“Base Purchase Price” shall have the meaning set forth in Section 2.2.

“BHP Receivable” shall mean the funds due and owing by BHP Billiton for production from the Yanta 1-2-3H Wells and the Crews CEF # 1-2-3H Wells for the period between September, 2014 through June 30, 2015.

“Business” shall mean all of the business conducted by the Purchased Company with respect to the Assets.

“Business Day” shall mean each calendar day except Saturdays, Sundays and United States federal holidays.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Group” shall have the meaning set forth in Section 12.1.

“Buyer’s Environmental Consultant” shall have the meaning set forth in Section 11.2(a)(i).

“Buyer’s Environmental Review” shall have the meaning set forth in Section 11.2(a)(i).

“Buyer’s Representatives” shall have the meaning set forth in Section 10.1.

“Certificate of Non-Foreign Status” means a certificate in the form of Exhibit D.

“Claim” shall have the meaning set forth in Section 12.4(c).

“Claim Notice” shall have the meaning set forth in Section 12.4(c).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement between the Seller and EnerVest, Ltd. dated June 22, 2015.

“Contract” shall mean any written contract, agreement, lease, license or other legally binding arrangement of the Purchased Company.

“Cure Assignment” shall mean an Assignment and Bill of Sale, substantially in the form attached as Exhibit F.

“Customary Post-Closing Consents” shall mean the consents and approvals for the assignment of the Assets to Buyer that are customarily, and legally permitted to be, obtained after the assignment of properties similar to the Assets, save and except any consents or approvals that if not obtained at any time could result in forfeiture of any interest in the Assets or support a claim for damages.

“Defect Deadline” shall have the meaning set forth in Section 11.1.

“Defect Deductible” shall mean, at any time in question, one-and-a-half percent (1.5%) of the Base Purchase Price prior to any adjustments thereto.

“Defensible Title” shall mean such title of the Purchased Company that:

(i)with respect to each Well (or the specified zone(s) therein) shown in Exhibit A-Part II, entitles the Purchased Company to receive the Net Revenue Interest shown in Exhibit A-Part II for such Well (or the specified zone(s) therein) throughout the duration of the productive life of such Well (or the specified zone(s) therein), except for (A) decreases resulting from the establishment or amendment of pools or units, (B) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries (which are covered in Section 2.4), and (C) as otherwise stated in Exhibit A-Part II;

(ii)with respect to each Well (or the specified zone(s) therein) shown in Exhibit A-Part II,  obligates the Purchased Company to bear the Working Interest shown in Exhibit

A-Part II for such Well (or the specified zone(s) therein) not greater than the Working Interest shown in Exhibit A-Part II for such Well (or the specified zone(s) therein) without increase throughout the productive life of such Well (or the specified zone(s) therein), except (A) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law, (B) increases to the extent that they are accompanied by a proportionate increase in the Purchased Company’s Net Revenue Interest and (C) as otherwise stated in Exhibit A-Part II; and

(iii)with respect to each Lease and Well, the Purchased Company’s interest in each Lease and Well is free and clear of all Encumbrances, defects, or adverse claims, other than Permitted Encumbrances.

“Deposit” shall have the meaning set forth in Section 2.3.

“Dispute Notice” shall have the meaning set forth in Section 2.7.

“Effective Date” shall mean 7:00 a.m. Central Time, on July 1, 2015.

“Employee Plans” shall mean any bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefit, profit sharing, pension or retirement plan, program, agreement or arrangement, or any other benefit plan of any kind whatsoever that is provided to employees or former employees of the Purchased Company, or their beneficiaries, and each other “employee benefit plan” as defined in Section 3(3) of ERISA, whether formal or informal, written or oral and whether contributed to, or required to be contributed to, by the Purchased Company.

“Encumbrance” shall mean any lien, security interest, pledge, charge, deed of trust, security interest or hypothecation.

“Environmental Cure Date” shall have the meaning set forth in Section 11.2(c)(v).

“Environmental Defect” shall mean, with respect to any given Lease or the Purchased Company’s ownership or any Person’s operations thereof, any condition that Buyer discovers (a) would be reasonably expected to give rise to a claim by a third party for remediation, or (b) require remediation under or would constitute a violation or non-compliance with any Environmental Law in effect as of the date of this Agreement in the jurisdiction in which such Lease is located or results in an obligation on the Purchased Company under such Environmental Law for corrective or remedial action, provided, however, in no event does Environmental Defect include any end of lease restoration obligations.

“Environmental Defect Threshold”  shall mean, at any time in question, $100,000.

“Environmental Defect Value” shall mean, with respect to any Environmental Defect, (a) the value, as of the Closing Date, of the estimated costs and expenses to correct such Environmental Defect in the most cost-effective manner reasonably available, consistent with Environmental Laws, taking into account that non-permanent remedies (such as improving disclosures, filing of permits, requesting allowances, mechanisms to contain or stabilize hazardous materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost-effective manner reasonably available and (b) the amount of any and all damages that any Person or Persons are entitled to recover for remediation arising out of or related to the Environmental Defect, as agreed upon by Seller and Buyer.

“Environmental Information” shall have the meaning set forth in Section 11.2(a)(ii).

“Environmental Laws” shall mean all applicable Laws in effect as of the date of this Agreement relating to the protection of the environment, including, without limitation, those laws relating to the storage, handling, generation, processing, treatment, transportation, disposal or other management of Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Purchased Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agreement” shall have the meaning set forth in Section 2.3.

“Final Price” shall have the meaning set forth in Section 2.7.

“Final Settlement Date” shall mean the date on which the Final Settlement Statement becomes effective in accordance with Section 2.7.

“Final Settlement Statement” shall have the meaning set forth in Section 2.7.

“Fundholder” shall have the meaning set forth in Section 2.3.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Authority” shall mean any federal, state, local, municipal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal having or asserting jurisdiction.

“Hazardous Substances” shall mean any substance defined or regulated as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning and import under Environmental Law; and includes without limitation Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof.

“Hedging Transactions” shall have the meaning set forth in Section 6.8.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalance” shall mean (i) any imbalance at the wellhead between the amount of Hydrocarbons sold from a Well and allocable to the interests of the Purchased Company therein and the production from the relevant Well to which the Purchased Company is entitled and (ii) any marketing imbalance between the quantity of Hydrocarbons required to be delivered by the Purchased Company under any Contract relating to the purchase and sale, gathering, transportation, storage, processing or marketing of Hydrocarbons and the quantity of Hydrocarbons actually delivered by the Purchased Company pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning future in-kind and/or cash balancing at the wellhead and production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.  Imbalances shall include, but not be limited to field imbalances, pipeline imbalances and/or processing facility imbalances.

“Indemnification Cap” shall have the meaning set forth in Section 12.4(a).

“Indemnification Threshold” shall have the meaning set forth in Section 12.4(a).

“Indemnified Party” shall have the meaning set forth in Section 12.4(b).

“Indemnifying Party” shall have the meaning set forth in Section 12.4(b).

“Independent Expert” shall have the meaning set forth in Section 11.3(b).

“Interim Period” shall mean that period of time commencing with the Effective Date and ending at 7:00 a.m., Central Time, on the Closing Date.

“IRS” shall mean the Internal Revenue Service.

“Joint Venture Audit” shall mean current ongoing audit relating to the joint venture with Murphy Oil Corporation on behalf of Seller conducted by Lynn Bellinghausen for the periods of 2010-2014 and for the portion of 2015 ending on the date before the Effective Date.

“Knowledge” shall mean with respect to Seller, the actual knowledge of the Persons listed on Schedule 1.1 following a reasonable investigation and inquiry.

“Lands” shall have the meaning set forth in clause (a) of the definition of “Assets” in Section 1.1.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, or decree of or by any Governmental Authority.

“Leases” shall have the meaning set forth in clause (a) of the definition of “Assets” in Section 1.1.

“Liabilities” shall mean any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses,

including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death.

“Lowest Cost Response” shall mean the response allowed under and that achieves compliance with Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Assets) as compared to any other response that is allowed under Environmental Laws.

“Material Adverse Effect” shall mean any change, event, circumstance or occurrence that has, or would reasonably be expected to have, a material adverse effect on the ownership, operations or value of the Assets, taken as a whole and as currently operated as of the date of this Agreement or the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute a Material Adverse Effect: (a) any effect resulting from entering into or taking any actions required by this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any effect resulting from changes in general market, economic, financial or political conditions in the area in which the Assets are located, the United States or worldwide; (c) any disruptions of the capital markets, any acts of God, any outbreak of hostilities or war or any acts of terrorism; (d) any effect resulting from a change in Laws from and after the date of this Agreement; (e) any reclassification or recalculation of reserves in the absence of gross negligence or willful misconduct on the part of Seller or the Purchased Company; (f) any changes in the prices of Hydrocarbons or other changes affecting the oil and gas industry generally; (g) any results of the Purchased Company’s drilling activities after the date of this Agreement or declines in well performance in the absence of gross negligence or willful misconduct on the part of Purchased Company; and (h) any effect resulting from a change in accounting requirements or principles imposed on Seller or the Purchased Company, the Business or the Assets by GAAP implemented after the date of this Agreement.

“Material Contracts” shall have the meaning set forth in Section 4.21.

“Membership Interests” shall have the meaning set forth in the first paragraph herein.

“Net Revenue Interest,” with respect to any Well, shall mean the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“NORM” shall mean naturally occurring radioactive material.

“Offering” shall have the meaning set forth in Section 4.7.

“Operating Expenses” shall mean all operating expenses (including without limiting the foregoing in any respect, rentals, costs of insurance and ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes) and capital expenditures incurred in the ownership and operation of the Assets and, where applicable, in accordance with any relevant operating or unit agreement and overhead costs charged to the Assets under any relevant operating agreement or unit agreement.  For purposes of certainty, Operating Expenses shall not include any income taxes or Texas franchise tax.

“Organizational Documents” means (a) the partnership agreement and any statement of partnership of a general partnership; (b) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (c) the limited liability company agreement and the certificate of formation of a limited liability company; and (d) any amendment to any of the foregoing.

“Outside Date” shall have the meaning set forth in Section 13.1(c).

“P&A Obligations” shall have the meaning set forth in Section 6.3.

“Permitted Encumbrances” shall mean:

(a)lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production, held by Third Parties and in existence and of record as of the Effective Date, if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of the Purchased Company in any Well (or the specified zone(s) therein) to an amount less than the Net Revenue Interest set forth on Exhibit A-Part II for such Well (or the specified zone(s) therein) and does not obligate the Purchased Company to bear a Working Interest for such Well (or the specified zone(s) therein) in any amount greater than the Working Interest set forth on Exhibit A-Part II for such Well (or the specified zone(s) therein) (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth on Exhibit A-Part II in the same proportion as any increase in such Working Interest) over the entire life of the Lease;

(b)preferential rights to purchase set forth on Schedule 1.2 or preferential rights to purchase or similar agreements which, if applicable, have been waived by the appropriate parties or for which, after proper notice, the time period for the holder asserting such rights has expired without the exercise of such rights;

(c)required Third Party consents to assignments if the necessary consent is obtained prior to Closing or if the failure to obtain such consent will not (i) cause a forfeiture or termination of any right or interest of Seller or the Purchased Company in any of the Assets,  or the transfer of such right or interest to Buyer or (ii) give any Person a right, whether conditional or otherwise, to cancel or void any right or interest of Seller or the Purchased Company in any of the Assets or the transfer of such right or interest of Buyer;

(d)Customary Post-Closing Consents;

(e)conventional rights of reassignment actuated by intent to abandon or release a lease and requiring notice to the holders of such rights to the extent the status of the Assets as of the date hereof does not currently require such notice or reassignment;

(f)such defects of title as Buyer has waived expressly in writing;

(g)all rights to consent by, required notices to and filings with any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein;

(h)the rights of any Governmental Authority under all applicable Laws (i) to control or regulate any Asset in any manner except to the extent of any default or breach of underlying documents or obligations or any noncompliance with any applicable Laws; (ii) by the terms of any right, power, franchise, grant, license or permit or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets except to the extent of any default or breach of underlying documents or obligations or any noncompliance with any applicable Laws; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit only as to the extent of operations or ownership after the Closing;

(i)rights of a common owner of any interest in rights-of-way or easements currently held by the Purchased Company and such common owner as tenants in common or through common ownership so long as the exercise of such rights does not materially interfere with the operation, use, development or production of any Asset;

(j)easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way and other rights in the Assets for the purpose of pipelines, transportation lines, and distribution lines (i) do not reduce the Purchased Company’s Net Revenue Interest below that shown in Exhibit A-Part II, or increase the Purchased Company’s Working Interest above that shown in Exhibit A-Part II without a corresponding increase in Net Revenue Interest or (ii) do not materially impair the value of the Assets or the use of the Assets as currently owned and operated;

(k)vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due, or which are being contested in good faith by appropriate proceedings by or on behalf of the Purchased Company;

(l)liens created under Leases and/or operating agreements in respect of obligations that are not yet due, or that are being contested in good faith by appropriate proceedings by or on behalf of the Purchased Company;

(m)any Encumbrance affecting the Assets which is discharged by the Purchased Company at or prior to Closing;

(n)any undetermined or inchoate liens or charges constituting or securing the payment of expenses incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing

Hydrocarbons therefrom or therein other than any such liens or charges for amounts incurred for expenses arising prior to the Effective Date; and

(o)any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract for borrowed money, (in each case) to which any of the Assets are subject and all related security agreements or similar agreements associated therewith, so long as such Assets are released as security under such Contracts on or before the Closing.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in clause (f) of the definition of “Assets” in Section 1.1.

“Pre-Closing Tax Period” means any Tax period (or the portion of a Straddle Period) ending before the Effective Date.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 2.6.

“Property” or “Properties” shall have the meaning set forth in clause (b) of the definition of “Assets” in Section 1.1.

“Proportionate Share” shall have the meaning set forth in the first paragraph herein.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Purchased Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Receivables” shall mean any credits, refunds or reductions to amounts payable that are for the benefit of, or that are received by, the Purchased Company or a holder of the Membership Interests after the Effective Date with respect to any Pre-Closing Tax Period as a result of the Sales and Use Tax Audit, the Joint Venture Audit and the BHP Receivable.

“Receivables Purchase Price” shall have the meaning set forth in Section 2.2.

“Records” shall have the meaning set forth in clause (h) of the definition of “Assets” in Section 1.1.

“Sales and Use Tax Audit” shall mean any sales and use tax audit relating to the joint venture with Murphy Oil Corporation for the taxable years of 2010 through the Effective Date.

“Scheduled Closing Date” shall have the meaning set forth in Section 9.1.

“Second Funds” shall mean twenty percent (20%) of the Adjusted Base Purchase Price.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Group” shall have the meaning set forth in Section 12.2.

“Seller Marks” shall have the meaning set forth in Section 14.7.

“Straddle Period” means any Tax period beginning before and ending on or after the Effective Date.

“Subsidiaries” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which a majority of the membership interests of capital stock or other ownership interests, having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership, limited liability company or other entity, are owned directly or indirectly by such Person.

“Tax” or “Taxes” means (a) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a); and (c) any liability in respect of any items described in clauses (a) and/or (b) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Purchased Company or any of its Affiliates.

“Taxing Authority” means the IRS and any other Governmental Authority with the authority to assess or collect any Tax.

“Third Party” shall mean any Person other than a party to this Agreement or an Affiliate of a party to this Agreement.

“Title Benefit” shall mean any record title into the Purchased Company that operates (a) to increase the net acres (in the case of a Lease) or the Net Revenue Interest (in the case of a Lease or Well) of the Purchased Company above that shown on Exhibit A – Part II, to the extent not causing a greater than proportionate increase in the Purchased Company’s Working Interest in such Lease or Well above that shown in Exhibit A – Part II, as applicable, or (b) to decrease the Working Interest of the Purchased Company in any Lease or Well below that shown for such Lease or Well in Exhibit A – Part II, without any decrease in the Purchased Company’s Net Revenue Interest therein below that shown in Exhibit A – Part II, as applicable.

“Title Benefit Amount”  shall have the meaning given that term in Section 11.1(d)(ii).

“Title Benefit Property”  shall have the meaning given that term in Section 11.1(d)(i).

“Title Cure Date” shall have the meaning set forth in Section 11.1(c)(v).

“Title Cure Payment” shall have the meaning set forth in Section 11.1(c)(v).

“Title Defect” shall mean any failure of the Purchased Company to have Defensible Title to any Lease.  Notwithstanding the foregoing, none of the following shall constitute a Title Defect:  (a) defects based solely on (i) lack of information in the Purchased Company’s or its Affiliates’ files but that is otherwise available to Buyer, or (ii) references to a document(s) if such document(s) is not in the Purchased Company’s or its Affiliates’ files but is otherwise readily available to Buyer; (b) defects arising out of a lack of record evidence of corporate or other entity authorization in existence greater than ten years unless Buyer provides affirmative evidence that the action was not authorized and results in another party’s actual and superior claim of title to the relevant Lease; (c)  defects that have been cured by applicable Laws of limitations or prescription; (d) defects based on a gap in the Purchased Company’s chain of title in the county records as to Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain; (e) claims set forth in Schedule 4.7; (f) defects based on failure to record Leases issued by any Governmental Authority, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county or parish in which such Lease is located; (g) defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for twenty years or more; (h) defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor granted after the date of such Lease or for which such mortgage has been subordinated to the Lease applicable to such Asset; (i) defects due to a preferential right to purchase and/or (j) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws.

“Title Defect Threshold” shall mean, at any time in question, $25,000.

“Title Defect Value” shall have the meaning set forth in Section 11.1(b)(iii).

“Title Disputes” or “Title Dispute” shall have the meaning set forth in Section 11.1(c)(ii).

“Title Holdback Amount” shall mean an amount equal to ten percent (10%) of the Adjusted Base Purchase Price.

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Transition Services Agreement” shall have the meaning set forth in Section 6.9.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Wells” shall have the meaning set forth in clause (b) of the definition of “Assets” in Section 1.1.

“Working Interest,” with respect to any Well, shall mean the operating right in and to such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

1.2References.  The words “hereby,” “herein,” “hereinabove,” “hereinafter,” “hereinbelow,” “hereof,” “hereto,” “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular article, section or provision of this Agreement.  References in this Agreement to articles, sections, exhibits or schedules are to such articles, sections, exhibits or schedules of this Agreement unless otherwise specified.

1.3Articles.  This Agreement, for convenience only, has been divided into articles.  The rights and other legal relations of the parties hereto shall be determined from this Agreement as an entirety and without regard to the aforesaid division into articles and sections and without regard to headings prefixed to such articles.

1.4Number and Gender.  Whenever the context requires, reference herein made to a single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular.  Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.  Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as applicable, unless otherwise indicated.

ARTICLE II
PURCHASE AND SALE

2.1Purchase and Sale.  Subject to the terms and conditions of this Agreement, and effective as of the Effective Date, Seller agrees to sell and Buyer agrees to purchase from Seller the Membership Interests.

2.2Purchase Price.  The aggregate purchase price for the Membership Interests shall be $125,000,000 (the “Purchase Price”), which consists of $118,000,000 for the Purchased Company’s Assets save and except the Receivables (the “Base Purchase Price”) and $7,000,000 for the Receivables (the “Receivables Purchase Price”), subject to any adjustments pursuant to Sections 2.4 and 14.2(g).  The Adjusted Base Purchase Price shall be payable in United States currency by wire transfer in same day funds as and when provided in this Agreement.  The Receivables Purchase Price shall be payable in United States currency by wire transfer to the extent of the amounts and as provided in Section 14.2(g).

2.3Deposit.  Contemporaneously with the execution of the Escrow Agreement, Buyer shall cause a deposit with Wells Fargo Bank, N.A. as Escrow Agent (the “Fundholder”), in an amount equal to five percent (5%) of the Base Purchase Price (the “Deposit”).  In connection with this Deposit, Buyer’s Managing General Partner, Seller and Fundholder shall enter into an escrow agreement substantially in the form attached as Exhibit E (the “Escrow Agreement”) no later than five (5) Business Days following the execution of this Agreement.

(a)If (i) all conditions precedent to the obligations of Buyer set forth in Article VII have been met, (ii) the transactions contemplated by this Agreement are not consummated on or before the Scheduled Closing Date (or, if applicable, such other date Buyer and Seller may agree upon in writing pursuant to Section 9.1) because of the breach by Buyer of this Agreement and (iii) Seller is not in breach of this Agreement, then, in such event, Seller shall have the right as its sole and exclusive remedy to terminate this Agreement and Buyer shall pay any amounts required by Section 6.8 and the Fundholder shall pay the Deposit (plus any interest earned therein pursuant to the terms of the Escrow Agreement) to Seller, free of any claims by Buyer or any other Person.  THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY AND SELLER AGREES THAT THE DEPOSIT, and the obligations set forth in Section 6.8 hereof, ARE ITS SOLE AND EXCLUSIVE REMEDIES IF IT DOES NOT ELECT SPECIFIC PERFORMANCE AND WOULD CONSTITUTE ADEQUATE REMEDIES AGAINST BUYER THEREFOR.

(b)If this Agreement is terminated by the mutual written agreement of Buyer and Seller, or if the Closing does not occur on or before the Outside Date for any reason other than as set forth in Section 2.3(a), then Buyer shall pay any amounts required by Section 6.8 and the Fundholder shall promptly return the Deposit (plus any interest earned therein pursuant to the terms of the Escrow Agreement) to Buyer, free of any claims by Seller with respect thereto.  Buyer and Seller shall thereupon have the rights and obligations set forth in Section 13.2.

2.4Adjustments to Base Purchase Price.  The Base Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Base Purchase Price”:

(a)The Base Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)an amount equal to all Operating Expenses and other costs and expenses paid by the Purchased Company (or on behalf of the Purchased Company by Seller or its subsidiary, AM Services) prior to the Closing Date that are, in accordance with GAAP, attributable to the Assets from and after the Effective Date, whether incurred before or after the Effective Date;

(ii)the amount of all prepaid expenses and cash advances attributable to the Assets that are paid by the Purchased Company (or on behalf of the Purchased Company by Seller or its subsidiary, AM Services) prior to the Closing Date and that are, in accordance with GAAP, attributable to the period from and after the Effective Date, including without limitation, (A) bond and insurance premiums incurred by the Purchased Company (or on behalf of the Purchased Company by Seller or its subsidiary, AM Services) to the extent attributable to the Interim

Period, (B) royalties or other burdens upon, measured by or payable out of proceeds of production and (C) rentals and other lease maintenance payments;

(iii)to the extent that the Purchased Company is underproduced as of the Effective Date for gas set forth in Schedule 2.4, as complete and final settlement of all Imbalances, an amount based on the applicable contract price on the Effective Date for such gas;

(iv)to the extent that proceeds for such volumes have not been received by the Purchased Company (or on behalf of the Purchased Company by Seller or its subsidiary, AM Services) prior to the Closing Date, an amount equal to the aggregated volumes of Hydrocarbons stored in tanks above the load line, pipelines (including line packs) or other storage as of the Effective Date that are attributable to the ownership and operation of the Assets (as set forth on Schedule 2.4) multiplied by the applicable contract price therefor on the Effective Date;

(v)without duplication of any other amounts set forth in this Section 2.4(a), the amount of all Taxes prorated to Buyer but paid by the Purchased Company (or on behalf of the Purchased Company by Seller or its subsidiary, AM Services) prior to the Closing Date in accordance with Section 14.2;

(vi)the sum of all mutually agreed Title Benefit Amounts; and

(vii)any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

(b)The Base Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)Except for any Assets excluded from the transaction pursuant to Sections 11.1(b)(ii),  11.1(c)(ii),  11.2(b)(iii),  11.2(b)(iv) or 11.2(c)(ii) an amount equal to all proceeds received by the Purchased Company (or on behalf of the Purchased Company by Seller or its subsidiary, AM Services) prior to the Closing Date attributable to the sale of Hydrocarbons produced from or allocable to the Assets during the Interim Period, net of Third Party expenses (other than Operating Expenses) directly incurred in earning or receiving such proceeds and for which no adjustment pursuant to Section 2.4(a) is made, and any sales, excise or similar taxes incurred by Seller (or its subsidiary, AM Services) on behalf of the Purchased Company in connection therewith not reimbursed to Seller (or its subsidiary, AM Services) by a Third Party purchaser;

(ii)Except for any Assets excluded from the transaction pursuant to Sections 11.1(b)(ii),  11.1(c)(ii),  11.2(b)(iii),  11.2(b)(iv)  or 11.2(c)(ii), an amount equal to all other proceeds received by the Purchased Company (or on behalf of the Purchased Company by Seller or its subsidiary, AM Services) prior to the Closing Date (other than from the sale of Hydrocarbons produced from or allocable to the Assets) attributable to the Interim Period;

(iii)an amount equal to all amounts received by the Purchased Company (or on behalf of the Purchased Company by Seller or its subsidiary, AM Services) prior to the Closing Date as (A) overhead payments from Third Parties, (B) handling, processing and transportation fees, and (C) other payments from Third Parties related to ownership of the Assets, that are, in accordance with GAAP, in each case attributable to time periods on or after the Effective Date;

(iv)the Allocated Value of any Assets excluded from the transaction pursuant to Sections 11.1(b)(ii),  11.1(c)(ii),  11.2(b)(iii),  11.2(b)(iv) or 11.2(c)(ii);

(v)without duplication of any other amounts set forth in this Section 2.4, the amount of all Taxes prorated to the Purchased Company prior to the Closing Date but payable by or on behalf of Buyer (or the Purchased Company after Closing) in accordance with Section 14.2;

(vi)to the extent that the Purchased Company is overproduced as of the Effective Date for gas as set forth in Schedule 2.4, as complete and final settlement of all such Imbalances, an amount based on the applicable contract price on the Effective Date for such gas;

(vii)all Base Purchase Price adjustments for Title Defects and Environmental Defects determined in accordance with Article XI;

(viii)without duplication of any other amounts set forth in this Section 2.4, the amount of any costs, expenses or Liabilities incurred by Purchased Company as to the Offering and the transactions contemplated hereby and the amount of all Operating Expenses and other costs and expenses attributable to the ownership and operations prior to the Effective Date but not paid by Purchased Company prior to the Closing Date, including those amounts set forth on Schedule 4.18;

(ix)for each Well, an amount equal to fifty percent (50%) of the actual costs incurred for such Well that are of the nature of the estimated costs set forth under the column “Purchased Company Net Capital Obligation” in the “Post Completion Equipment” category on Schedule 2.7 (including costs customarily incurred after the completion of a well, including, but not limited to, costs for installation of rods, pumps and tubing) and associated with work occurring at such Well after the Effective Date until the day prior to the Final Settlement Date, provided, however, the aggregate amount of such adjustments shall not exceed $900,000;

(x)one hundred percent (100%) of commitments to make expenditures dated on or prior to January 1, 2015, including those commitments set forth on Schedule 2.7 to the extent the Purchased Company is billed for such expenses, and such operation commenced, prior to the Final Settlement Date; and

(xi)any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

2.5Adjustment Methodology.  When available, actual figures will be used for the adjustments to the Base Purchase Price at the Closing.  To the extent actual figures are not available, reasonable estimates in accordance with GAAP will be used subject to final adjustments in accordance with Section 2.7.  No adjustments shall be made through Section 2.4 relating to the Receivables as Section 14.2(g) solely governs all payments relating to such items.

2.6Preliminary Settlement Statement.  Not less than five (5) Business Days prior to the Closing, Seller shall prepare in accordance with GAAP and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Base Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount and reasonably sufficient documentation, to the extent in Seller’s possession, to support such adjustment and the related calculation.  As soon as practicable thereafter after the receipt of the Preliminary Settlement Statement, but in no event later than on or before two (2) Business Days prior to Closing, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Preliminary Settlement Statement.  The Parties shall attempt to resolve any disputes regarding the Preliminary Settlement Statement prior to Closing.  In the event any dispute regarding the Preliminary Settlement Statement is not resolved prior to Closing then: (a) Seller’s estimate of such disputed amount shall be used in the Preliminary Settlement Statement for the purposes of Closing to the extent such estimate is not objected to by Buyer as an estimate made not in good faith and (b) such dispute shall be resolved by the Parties after Closing and before the Final Settlement Statement, or otherwise pursuant to Section 2.8.    The Preliminary Settlement Statement shall also contain the designation of Seller’s account for the wire transfer of funds as set forth in Section 9.3(b).  The estimated Adjusted Base Purchase Price delivered in accordance with this Section 2.6 (less the Second Funds and Title Holdback Amount) shall constitute the dollar amount to be paid by Buyer to Seller at the Closing.

2.7Final Settlement Statement.  On or before one hundred twenty (120) days after the Closing (the “Final Settlement Date”), Seller shall deliver to Buyer a final settlement statement (the “Final Settlement Statement”) prepared by Seller in accordance with GAAP, that shall set forth the Adjusted Base Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Final Settlement Statement and the calculation of the adjustments used to determine such amount and reasonably sufficient documentation, to the extent in Seller’s possession or control, to support such adjustment and the related calculation based on actual income and expenses  and which takes into account all final adjustments made to the Base Purchase Price and shows the resulting final Base Purchase Price (“Final Price”).  The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement.  As to any Imbalances which exist, the Parties agree that from and after the Effective Date, any and all benefits, obligations and Liabilities associated with Imbalances shall accrue to, and be the responsibility of, Buyer. The Final Settlement Statement shall include an adjustment for any Imbalance differences between those estimates shown on Schedule 2.4 and the actual Imbalances as of the Effective Date. The accuracy of the volumes and prices used herein in the Base Purchase Price adjustments shall be subject to Buyer’s audit rights under this Section 2.7.  Seller shall furnish to Buyer with the Final Settlement Statement reasonably sufficient documentation including operator’s Imbalance statements, to the extent in Seller’s possession, to determine the correct volume and value of each Imbalance under the terms of the applicable

Contract.  Buyer shall have the right to audit the Final Settlement Statement and as soon as practicable, and in any event within thirty (30) days, after receipt of the Final Settlement Statement, Buyer shall either agree in writing with the Final Settlement Statement or return a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”).  If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the net unpaid amount of the Final Price shall be paid according thereto.  In addition, in the event of a Dispute Notice, the applicable party will make payment in respect of all undisputed portions of the Final Settlement Statement.  For the avoidance of doubt, any payment owing under this Section 2.7 shall not be subject to the Indemnification Threshold or Indemnification Cap contained in Section 12.4.  Any difference in the Adjusted Base Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing party without interest within ten (10) days of (i) the Final Settlement Statement or (ii) if the Final Price is disputed, resolution of the Final Price in accordance with Section 2.8, to the owed party.  All amounts paid pursuant to this Section 2.7 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant party no later than three (3) Business Days prior to the date such payment is owed.

2.8Disputes.  If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within thirty (30) Business Days after the delivery of a timely Dispute Notice in accordance with Section 2.7, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to such Person as the Parties may mutually select (the “Accounting Arbitrator”), together with this Agreement, the Dispute Notice, the Preliminary Settlement Statement, the Final Settlement Statement and any other documentation such party may desire to submit.  The Parties shall direct the Accounting Arbitrator to render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above, within thirty (30) Business Days after receiving the parties’ respective submissions.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall include a written statement as to the basis for such decision and shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction.  Seller shall bear one-half and Buyer shall bear one-half of the costs of the Accounting Arbitrator, and Seller and Buyer shall bear its own legal fees and other costs in presenting its case.

2.9Allocation of Purchase Price / Allocated Values.  Buyer and Seller agree that the Base Purchase Price paid for the Membership Interests shall be allocated among the Assets (less and except the Receivables), including the Wells and leasehold acreage under the Leases included in the proration units for each of the Wells, as set forth in Schedule 2.9 of this Agreement.  The “Allocated Value” for any such Asset equals the portion of the Base Purchase Price allocated to such Asset on Schedule 2.9 and such Allocated Value shall be used in calculating adjustments to the Base Purchase Price as provided herein.

2.10Allocation of Purchase Price for Tax Purposes.  The Base Purchase Price, the Receivables Purchase Price, and assumed liabilities shall be allocated among the Assets for U.S. federal income tax purposes based on their fair market values and in a manner consistent with Section 1060 of the Code and the corresponding Treasury Regulations, subject to any adjustments to the Purchase Price as provided in this Agreement.  No later than one hundred twenty (120) days after the Closing Date, Seller shall deliver to Buyer a completed IRS Form 8594 (the “Allocation Schedule”) for Buyer’s review; provided, that no amount shall be included on Form 8594 (as may be amended as necessary) for the Receivables Purchase Price until additional payments are made by Buyer to Seller attributable to the Receivables under Section 14.2(g). If Buyer disagrees with the Allocation Schedule prepared by Seller, Buyer shall provide a specific description of any such disagreement within fifteen (15) days of such delivery, and Buyer and Seller shall cooperate to resolve such disagreement in good faith.  If the parties are unable to resolve such disagreement, such disagreement shall be resolved by the Accounting Arbitrator in accordance with the procedures described in Section 2.8.  Buyer and Seller shall file any applicable Tax Return with the IRS or other appropriate Taxing Authority pursuant to the requirements of the Code or any other applicable Law in a manner consistent with the Allocation Schedule (as finally determined pursuant to this Section 2.10).  Buyer and Seller shall not take any position or file any Tax Return inconsistent the Allocation Schedule unless required by applicable Law.  Any subsequent adjustments to the purchase price, as determined for U.S. federal income tax purposes, shall be reflected in the in a manner consistent with Section 1060 of the Code and the corresponding Treasury Regulations.

2.11Federal Income Tax Treatment.  In accordance with Situation 1 of Revenue Ruling 99-5, Buyer and Seller agree to treat the transaction under this Agreement for federal income tax purposes as a taxable sale by Seller of the Assets in exchange for the Adjusted Base Purchase Price, the Receivables Purchase Price once received by Buyer and paid to Seller under Section 14.2(g), and assumed liabilities under Section 1001 of the Code, as adjusted by any indemnification payment made under Article XII, and as the purchase of the Assets by Buyer for such consideration followed by a contribution of such assets to a partnership in exchange for ownership interests in the partnership.

ARTICLE III
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer the following:

3.1Organization, Existence.  Seller is a limited partnership duly organized and validly existing under the laws of the State of Texas.  Seller has all requisite power and authority to own its property (including, without limitation, its interests in the Membership Interests) and to carry on its business as now conducted.

3.2Authorization.  Seller has full partnership power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary partnership action on the part of Seller.  This Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3No Conflicts.  Subject to the giving of all notices to Third Parties and the receipt of all consents, approvals and waivers from Third Parties in connection with the transactions contemplated hereby, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the Organizational Documents of Seller, (b) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which Seller is a party or by which it is bound or (c) violate any material Law applicable to Seller, Purchased Company or any of the Assets.

3.4Brokers’ Fees.  Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

3.5Litigation of Seller.  Except as set forth on Schedule 3.5, there is no suit, action, investigation, audit (excluding the Sales and Use Tax Audit and the Joint Venture Audit), examination or inquiry by any Person or by or before any Governmental Authority, and no legal, administrative or arbitration proceedings pending, or to Seller’s Knowledge, threatened against Seller, or to which Seller is a party, which individually or in the aggregate would adversely affect the ability of Seller to consummate the transactions contemplated in this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
AS TO THE PURCHASED COMPANY AND ITS ASSETS

Seller represents and warrants to Buyer the following:

4.1Organization, Existence; Authorization.

(a)The Purchased Company is a limited liability company duly organized and validly existing under the laws of the State of Texas.  The Purchased Company has all requisite power and authority to own and operate its property (including, without limitation, its interests in the Assets) and to carry on its business as now conducted.

(b)The Purchased Company has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by the Purchased Company of this Agreement have been duly and validly authorized and approved by all necessary company action on the part of the Purchased Company.  This Agreement is, and the Transaction Documents to which the Purchased Company is a party when executed and delivered by the Purchased Company will be, the valid and binding obligation of the Purchased Company, enforceable against the Purchased Company in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.2Capitalization.

(a)The Membership Interests of the Purchased Company are uncertificated and are owned by Seller.  All of the Membership Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances.  Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b)All of the Membership Interests were issued in compliance with applicable Laws. None of the Membership Interests were issued in violation of any agreement, arrangement or commitment to which Seller or the Purchased Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)There are no outstanding or authorized options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the Membership Interests of the Purchased Company or obligating Seller or the Purchased Company to issue or sell any Membership Interests of, or any other interest in, the Purchased Company.  The Purchased Company does not have any outstanding or authorized membership interest appreciation, phantom Membership Interests, profit participation or similar rights.  There are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

4.3Subsidiaries of the Purchased Company.  The Purchased Company has no Subsidiaries and has no direct or indirect equity interest in any Person.

4.4No Conflicts.  Subject to obtaining consents set forth in Schedule 4.6, the execution, delivery and performance by the Purchased Company of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the Organizational Documents of the Purchased Company, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Contract, note, bond, mortgage, indenture, license or other material agreement to which the Purchased Company is a party or by which the Purchased Company or the Assets may be bound or (c) violate any material Law applicable to the Purchased Company or any of the Assets.

4.5Bankruptcy.  There is no bankruptcy, reorganization, or arrangement proceeding pending, being contemplated by, or threatened against the Purchased Company.

4.6Consents.  Except for (a) consents set forth in Schedule 4.6, (b) Customary Post-Closing Consents, and (c) consents under Contracts that (i) are terminable upon not greater than ninety (90) days’ notice without payment of any fee, or (ii)  are not subject to damages or fees in the event such consent is not obtained, there are no other consents required in connection with sale of the Membership Interests by Seller or the consummation of the transactions contemplated by this Agreement.

4.7Litigation of the Purchased Company.  Except as set forth in Schedule 4.7, there is no suit, action, investigation, audit (excluding the Sales and Use Tax Audit and the Joint Venture

Audit), examination or inquiry by any Person or by or before any Governmental Authority, and no legal, administrative or arbitration proceedings pending, or to Seller’s Knowledge, threatened against the Purchased Company or affecting any of the Assets.  This Section 4.7 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 4.12.  Seller and the Purchased Company have discussed a sale of all or a portion of the Leases or Wells in the last six (6) months with several parties (the “Offering”). All obligations to or rights granted or due to any party considering the purchase of any portion of the Leases or Wells through the Offering have been fully terminated or performed by Seller and the Purchased Company, subject to customary confidentiality obligations and rights.

4.8No Violation of Laws.  Except as set forth on Schedule 4.8 and except as would not create any obligation, Liability or expense upon Buyer or the Purchased Company in excess of $100,000, the Purchased Company has not violated any applicable Laws with respect to the ownership or operation of the Assets.  Except as set forth on Schedule 4.8, there are no currently outstanding and unremedied or unresolved notices by a Governmental Authority with effective jurisdiction of violation of, or non-compliance with, applicable Laws with respect to the Purchased Company or the Assets.  This Section 4.8 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 4.12.

4.9Preferential Rights.  There are no preferential rights to purchase applicable to the Assets that are triggered by the transactions contemplated by this Agreement.

4.10Financial Statements.  Seller has, or has caused the Purchased Company, to deliver to Buyer: (a) an unaudited, non-consolidated, balance sheet of the Purchased Company as of December 31, 2014 and December 31, 2013 and the related unaudited, non-consolidated, statement of income for the fiscal years then ended and (b) an unaudited, non-consolidated, balance sheet of the Purchased Company as of June 30, 2015 and the related unaudited, non-consolidated, statement of income for the six-month period then ended (such financials described in clauses (a) and (b), the “Financial Statements”).  Subject to the matters set forth in Schedule 4.10, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject to normal and recurring year-end adjustments and the absence of notes.  The Financial Statements fairly present in all material respects the financial condition of the Purchased Company as of the respective dates they were prepared and the results of operations for the Purchased Company for the periods indicated in the Financial Statements.  Except as set forth in the Financial Statements or on Schedule 4.10, the Purchased Company has no material liabilities or obligations required by GAAP to be set forth in the Financial Statements, except for liabilities incurred in the ordinary course of business since June 30, 2015.  For purposes of this Section 4.10, “material” shall mean any fact or circumstances that would reasonably be expected to reduce the value of the Assets, Purchased Company or Membership Interests, or impose an obligation, Liability or expense on the Assets, Purchased Company or Membership Interests of more than $100,000.

4.11Royalties, Etc.  To Seller’s Knowledge, the proper party has timely and properly paid all royalties, overriding royalties and other burdens on production with respect the Assets, or if not paid, is contesting such royalties and other burdens in good faith.

4.12Environmental.  Except as set forth in Schedule 4.12, neither Seller nor the Purchased Company has received written notice from any Person of, and to Seller’s Knowledge there has not been, any release, disposal, event, condition, circumstance, activity, practice or incident concerning the Assets that, currently (a) violates in any material respect any Environmental Law, (b) materially interferes with or prevents compliance by the Purchased Company with any Environmental Law, (c) gives rise to or results in any material liability of the Purchased Company to any Person under any Environmental Law, or (d) gives rise to or results in any material liability of the Purchased Company to any Person based on any allegation regarding remediation obligations arising from the use, storage, handling, or disposal of Hazardous Substances.  The representations and warranties made pursuant to this Section 4.12 are the exclusive representations and warranties of Seller regarding Environmental Law or Hazardous Substances.

4.13Production Taxes.  Except as disclosed in Schedule 4.13, during the period of the Purchased Company’s ownership of the Assets, all ad valorem, property, production, severance and similar Taxes and assessments (including penalties and interest) based on or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom that have become due and payable before the Effective Date have been or will be properly paid, other than Taxes which are being contested in good faith as set forth on Schedule 4.13.

4.14Brokers’ Fees.  Purchased Company has incurred no liability, contingent or otherwise, for brokers’, finders’ fees, or rights to other parties to acquire such Assets relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer, directly or indirectly through ownership of the Purchased Company, shall have any responsibility.

4.15Imbalances.  To the Knowledge of Seller, Schedule 2.4 contains the oil and gas Imbalances of the Purchased Company as of the Effective Date.

4.16Commitments, Abandonments or Proposals.  Except as set forth in Schedule 4.16, (a) as of the date of this Agreement, the Purchased Company has incurred no expenses, and has made no commitments to make expenditures in excess of $100,000, in connection with the ownership or operation of the Assets after the Effective Date, other than routine expenses incurred in the normal operation of existing wells on the Assets; (b) the Purchased Company has not abandoned any wells on the Assets since the Effective Date; and (c) as of the date of this Agreement, no proposals in excess of $100,000 in the aggregate are currently outstanding (whether made by the Purchased Company or by any other party) to drill additional wells, or to deepen, plug back, or rework existing wells, or to abandon any wells, or to conduct other operations under the applicable operating agreement on the Assets.

4.17Production Sales Contracts.  Except as set forth in Schedule 4.17 and to Seller’s Knowledge, there exist no agreements or arrangements by or binding upon the Purchased Company for the sale of production from the Assets (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than (a) production sales contracts disclosed in Schedule 4.17 or (b) agreements or arrangements which are cancelable with 90 days’ notice or less without penalty or detriment.  The Purchased Company is presently receiving payment for all production from (or attributable to) each Asset covered by a production sales contract which is computed in accordance with the terms of such contract, and is not having deliveries of gas from any Asset subject to a production sales contract curtailed substantially below such property’s delivery capacity. As of the date of this Agreement, the Purchased Company is not taking any of its production from the Assets in kind and all production is being sold by the operator of the Leases and Wells pursuant to the applicable joint operating agreements.

4.18Payment of Expenses.  Except as set forth in Schedule 4.18 and to Seller’s Knowledge, all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Assets, and all severance, production, ad valorem, windfall profit and other similar Taxes) relating to the ownership or operation of the Assets, have been, and are being, paid (timely, and before the same become delinquent) by the Purchased Company.

4.19Taxes.  Except as set forth in Schedule 4.19:

(a)Seller has treated the Purchased Company at all times as a disregarded entity for federal income tax purposes since its organization;

(b)(i) All Tax Returns required to have been filed by or with respect to the Purchased Company and its ownership of the Assets have been duly and timely filed (taking into account any extension of time to file granted or obtained) for all taxable periods with all Taxing Authorities, and no extensions of time to file with respect to such Tax Returns are currently outstanding, and all such Tax Returns are true, correct, and complete in all material respects and accurately reflect the liability of Taxes relating to the Purchased Company and its ownership of the Assets; and (ii) all material Taxes relating to the Purchased Company and its ownership of the Assets have been fully and timely paid;

(c)Neither Seller nor the Purchased Company has received any notice that raises any issue or proposes any adjustment (and, to Seller’s Knowledge, none is pending or expected) by the IRS or any other Taxing Authority with respect to liabilities for Taxes relating to the ownership or the operation of the Assets;

(d)Seller is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code;

(e)The Purchased Company or Seller has withheld and paid all material Taxes required to be withheld and paid in connection with amounts paid or owing to any person;

(f)There are no outstanding liens or other Encumbrances with respect to Taxes relating to the Purchased Company and its ownership of the Assets upon any of the Assets, except for liens with respect to Taxes not yet due or being contested in good faith;

(g)No claim has ever been made by a Taxing Authority in a jurisdiction in which Seller or the Purchased Company does not file Tax Returns that Seller or the Purchased Company is or may be subject to Taxation by the jurisdiction relating to the ownership or the operation of the Assets;

(h)Neither Seller nor the Purchased Company has treated any Asset, either by itself or together with one or more Properties, as a “partnership” as defined in Section 761 of the Code; and

(i)Neither Seller nor the Purchased Company is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which Buyer or the Purchased Company will have any obligation to make any payments after the Closing Date

4.20Plugging Obligations.  To Seller’s Knowledge, except for wells listed on Schedule 4.20-Part I, there are no dry holes, or shut in or otherwise inactive wells that have not been previously plugged and abandoned in compliance with all applicable Laws, located on the Assets or on lands pooled or unitized therewith.  Except for wells listed on Schedule 4.20-Part II, to Seller’s Knowledge, there are no facts, circumstances or conditions related to any plugged or abandoned wells located on the Assets or on lands pooled or unitized therewith which could reasonably cause the incurrence of material costs, expenses or Liabilities after the Effective Date by any owner of such properties.

4.21Material Contracts.  Exhibit A- Part III sets forth all Contracts of the type described below (collectively, the “Material Contracts”):

(a)any Contract that can reasonably be expected to result in aggregate payments by or on behalf of the Purchased Company of more than $100,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(b)any Contract that can reasonably be expected to result in aggregate revenues to the Purchased Company of more than $100,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(c)any Hydrocarbon purchase and sale, transportation, processing or similar Contract that is not terminable without penalty upon ninety (90) days’ or less notice;

(d)any indenture, mortgage, loan, credit or sale-leaseback or similar Contract that can reasonably be expected to result in aggregate payments by the Purchased Company during the current or any subsequent calendar year;

(e)any farmout agreement, participation agreement, area of mutual interest agreement, exploration agreement, development agreement, joint operating agreement, unit agreement or similar Contract;

(f)all Contracts that provide for the indemnification by the Purchased Company of any Person or the assumption of any Tax, environmental or other Liability of any Person, except for any indemnification obligations under Seller’s existing credit facilities under which the Purchased Company shall be fully released at Closing;

(g)all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(h)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Purchased Company is a party;

(i)all Contracts with employees, independent contractors or consultants (or similar arrangements) to which the Purchased Company is a party and which are not cancellable without penalty or without more than thirty (30) days’ notice;

(j)except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Purchased Company;

(k)all Contracts with any Governmental Authority to which the Purchased Company is a party;

(l)all Contracts that limit or purport to limit the ability of the Purchased Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(m)any Contracts to which the Purchased Company is a party that provide for any joint venture, partnership or similar arrangement by the Purchased Company;

(n)all Contracts or other arrangements between or among the Purchased Company on the one hand and Seller or any Affiliate of Seller (other than the Purchased Company) on the other hand;

(o)all tax partnerships to which the Purchased Company is a party or to which any of its Assets are bound;

(p)any lease, rental or occupancy agreement, or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property other than Leases;

(q)each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property;

(r)each power of attorney that is currently effective and outstanding; and

(s)any other Contracts that is material to the Purchased Company and not previously disclosed pursuant to this Section 4.21.

Seller has provided to Buyer true and complete copies of all of the Material Contracts.  Each Material Contract is a legal, valid and binding obligation of the Purchased Company, and to Seller’s Knowledge, each other party thereto, enforceable in accordance with its terms and is in full force and effect; provided however, that the enforceability of each such contract may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally.  Neither the Purchased Company nor, to Seller’s Knowledge, any other party thereto, is in material default under any Material Contract, and no event, occurrence, condition or act has occurred that, with the giving of notice or the lapse of time, would become a material default or event of default by the Purchased Company or, to Seller’s Knowledge, any other party thereto.

4.22Absence of Certain Changes and Events.  Except as set forth in Schedule 4.22 and for actions taken as permitted under Section 6.1, since the June 1, 2015, (i) there has not been any Material Adverse  Effect, (ii) the Purchased Company has conducted its business in the ordinary course, and (iii) the Purchased Company has not:

(a)        amended its Organizational Documents;

(b)        except in the ordinary course of business, adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of the partners, managers, officers and employees of the Purchased Company, or taken any such action with respect to any other Employee Plan;

(c)        cancelled, compromised, waived or released any claims or rights with a value to the Purchased Company in excess of $100,000;

(d)        made any change in the accounting methods or principles used by the Purchased Company (except as may be required to comply with applicable Laws or changes in GAAP);

(e)        borrowed or agreed to borrow any funds or issued any note, bond or other debt security, or guaranteed any indebtedness for borrowed money or capitalized lease obligation, except (i) Liabilities incurred in the ordinary course of business or for working capital purposes, none of which would reasonably be expected to result in an impact greater than $100,000 and (ii) pursuant to Seller’s existing credit facilities under which the Purchased Company shall be fully released at Closing;

(f)        merged or consolidated with any other Person;

(g)        made any loan to, or entered into any other transaction with, any of the members, partners, managers, officers or employees of the Purchased Company outside the ordinary course of business;

(h)        transferred, sold, mortgaged, pledged or disposed of any material Asset; or

(i)        entered into any agreement, whether oral or written, to do any of the foregoing.

4.23Bank Accounts.  Schedule 4.23 sets forth (a) the name of each financial institution in which the Purchased Company has deposit or checking accounts or safe deposit boxes and (b) the types of those arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box numbers and the name of each Person authorized to draw thereon or have access thereto.

4.24Employment Matters.  The Purchased Company is, and has been for the preceding five years, in material compliance with all applicable Laws relating to the engagement or employment of labor, including all such Laws, relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, worker classification as employee or independent contractor, privacy of health information, employment-related immigration and authorization to work in the United States, notice of plant closings or mass layoffs, and the collection and payment of withholding and Social Security taxes and similar taxes. The Purchased Company is not a party to any labor or collective bargaining agreement respecting its employees. No labor organization or group of employees has made a pending demand for recognition, there are no representation proceedings pending with a labor relations tribunal and there is no pending or threatened organizing activity respecting the employees of the Purchased Company. There are no strikes, work stoppages, slow-downs, lockouts or other labor disputes respecting the employees of the Purchased Company. There are no complaints, charges, claims or grievances, pending or threatened, arising out of the employment relationships, or alleged employment relationships, respecting the employees of the Purchased Company. The transactions contemplated by this Agreement will not create any obligations under the Worker Adjustment and Retraining Notification Act or any similar Law designed to require advance notice or payment in lieu of notice to employees prior to an event affecting employment status, and to the extent any such obligations are created, Seller agrees that it is responsible for providing such notice or payment in lieu of notice.  No bonuses or other amounts shall be payable to employees of the Purchased Company in connection with the Closing.

4.25Benefit Matters.  The Purchased Company does not sponsor, participate in, contribute to, or have any liability, whether contingent or otherwise, with respect to any Employee Plan. Neither the Purchased Company nor its ERISA Affiliates (a) participate in, contribute to or have any liability with respect to, nor have they in the past six years participated in or had a contribution obligation or liability with respect to (i) any “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) any “multiple employer plan” subject to Sections 4063 or 4064 of ERISA or Section 413 of the Code, or (iii) any “defined benefit plan” within the meaning of Section 3(35) of ERISA, or any “pension plan” as defined in Section 3(2) of ERISA that is or was subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, whether or not terminated, nor (b) sponsor or participate in a “welfare plan” within the meaning of Section 3(1) of ERISA that is a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA. The consummation of the transactions contemplated by this Agreement will not trigger (a) contributions, benefits or vesting rights respecting any Employee Plan as to any employee or former employee of the Purchased Company, or (b) the assumption of any liability by Buyer under any Employee Plan.

4.26Investment Company Act.  The Purchased Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.27Books and Records.  The minute books and stock record books of the Purchased Company, all of which have been made available to Buyer, are complete and correct.  At the Closing, all of those books and records will be in the possession of the Purchased Company.

ARTICLE  V
BUYER’S REPRESENTATIONS AND WARRANTIES

Each Buyer hereby represents and warrants to Seller as to itself the following:

5.1Organization; Existence.  Buyer is a limited partnership duly organized and validly existing under the laws of the State of Delaware.  Buyer is duly licensed or qualified to do business in the State of Texas.

5.2Authorization.  Buyer has full power and partnership authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary limited liability company, corporate or partnership action on the part of Buyer.  This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3No Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach of any provisions of the Organizational Documents of Buyer nor will it violate any Law applicable to Buyer or any of its property.

5.4Consents.  Except for Customary Post-Closing Consents, there are no consents or other restrictions on assignment arising from documents to which Buyer is a party and for which Buyer is obligated to obtain or furnish from Third Parties in connection with the consummation of the transactions contemplated by this Agreement.

5.5Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer.

5.6Litigation.  There is no suit, action, investigation or inquiry by any Person or by or before any Governmental Authority, and no legal, administrative or arbitration proceedings pending, or to Buyer’s knowledge, threatened against Buyer, or to which Buyer is a party, which individually or in the aggregate would adversely affect the ability of Buyer to consummate the transactions contemplated in this Agreement.

5.7Financing.  Buyer shall have as of the Closing Date and November 2, 2015, sufficient funds on hand with which to pay the amounts due hereunder on such respective dates and consummate the transactions contemplated by this Agreement. Buyer’s ability to consummate the transactions contemplated hereby is not contingent on its ability to secure financing or to complete any public or private placement of securities prior to or upon Closing.

5.8Independent Evaluation.  Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities.  In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, insurance, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by Seller or the Purchased Company, and (b) by Closing has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition and state of repair of and contractual arrangements and other matters affecting the Purchased Company and the Assets.

5.9Brokers’ Fees.  Neither Buyer nor any of its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.

5.10NORM, Wastes and Other Substances.  Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets.  Hazardous Substances may have been spilled or disposed of on-site or off-site through methods such as, but not limited to, pit closures, burial, line or well failures, land farming, land spreading, surface pits and underground injection. Buyer acknowledges that such activities may have produced conditions regarded as environmentally adverse or that may result in liability under Environmental Law.  In addition, equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances.  NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms.  The wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances.  NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including without limitation, water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and Hazardous Substances from the Assets.  Buyer acknowledges that as a result of the historic operations of these Assets, NORM may be present in air, water or soil on or near the sites and that Seller and/or the Purchased Company may be unaware of the presence of some or all of such NORM.  Buyer hereby agrees that any condition relating to NORM in association with the currently operating or currently used equipment on the Assets shall not be considered an Environmental Defect and releases each member of the Seller Group from any liability with respect to any such adverse environmental condition.

5.11SEC Compliance.  Buyer is acquiring the Membership Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities Laws.  Buyer acknowledges that the Membership Interests are not registered under the Securities Act and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable.  In acquiring the Membership Interests, Buyer is acting in the conduct of its own business and not under any specific contractual commitment to any Third Party, or any specific nominee agreement with any Third Party, to transfer to, or to hold title on behalf of, such Third Party, with respect to all or any part of the Membership Interests.

5.12Qualified Owner.  At Closing, Buyer (a) will be qualified to own and operate the Assets and (b) will comply with all necessary governmental bonding requirements arising from its ownership of the Assets.

ARTICLE VI
COVENANTS

6.1Conduct of Business.  Except as set forth in Schedule 6.1, Seller agrees that from and after the date hereof until Closing, except as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed), it will cause the Purchased Company, to:

(a)use customary commercially reasonable efforts to cause the operator under the applicable operating agreement to operate and develop the Assets in the usual, regular and ordinary manner consistent with past practice and in a manner consistent with and not less than the prudent practices of the oil and gas industry;

(b)use customary commercially reasonable efforts to cause the operator under the applicable joint operating agreement to operate the Assets in conformity, and promptly provide Buyer with notice (after obtaining Knowledge thereof) of any material non-compliance, with all applicable Laws and all rules (including Environmental Laws), regulations, and orders of Governmental Authorities having jurisdiction;

(c)use customary commercially reasonable efforts to cause the operator under the applicable operating agreement to materially act in conformity with all material Leases and material applicable Contracts;

(d)maintain the books of account and Records of the Purchased Company and the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices and GAAP;

(e)maintain insurance relating to the Assets of the types and amounts set forth on Schedule 6.1;

(f)not transfer, sell, farm-out or dispose of any portion of the Assets other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment of approximately equal or greater value has been obtained and which shall be included in the Assets;

(g)promptly provide Buyer with notice of the Purchased Company’s commitments with respect to Authority for Expenditures after the date of this Agreement for each proposed operation;

(h)except where necessary to prevent the termination of an oil and gas lease or other material agreement governing the Purchased Company’s interest in the Properties, not propose (i)  the drilling of any additional wells, (ii) the deepening, plugging back or reworking of any existing wells, (iii) the conducting of any other operations which require consent under the applicable operating agreement, (iv) the conducting of any other operations other than the normal operation of the existing wells on the Assets, or (v) the abandonment of any wells on the Assets (and Seller agrees that it will advise Buyer of any such proposals made by third parties and will cause the Purchased Company to notify Buyer of its response to each such proposal);

(i)not amend the Purchased Company’s Organizational Documents;

(j)not cancel, compromise, waive or release any claims or rights with an aggregate value in excess of $100,000;

(k)not make any change in its accounting methods or principles (except as may be required to comply with applicable Laws or changes in GAAP);

(l)not borrow or agree to borrow any funds or issue any note, bond or other debt security, or guarantee any indebtedness for borrowed money or capitalized lease obligation except for liabilities incurred under Seller’s existing credit facilities under which the Purchased Company shall be fully released at Closing; and

(m)not merge or consolidate with any other Person; not make any loan to, or enter into any other transaction with, any of its partners, managers, officers or employees outside the ordinary course of business; and promptly notify Buyer of any emergency or other change which could reasonably be expected to have a Material Adverse Effect on it or the Assets.

Buyer acknowledges that the Purchased Company owns undivided interests in certain of the properties comprising the Assets that is not the operator thereof, and Buyer agrees that the acts or omissions of the other working interest owners (including the operators) who are not the Purchased Company or its Affiliates shall not constitute a breach of the provisions of this Section 6.1, nor shall any action required by a vote of working interest owners constitute such a breach so long as Purchased Company’s vote did not provide the majority vote required to take such action or give such applicable approval.

6.2Cooperation.  If Closing occurs, Buyer and Seller agree to cooperate with each other in connection with the defense and other actions relating to or arising out of the litigation and claims (including insurance claims) relating to the ownership and operation of the Purchased Company and its Assets prior to Closing and with respect to future audits.  Buyer and Seller agree to make available to each other their respective employees engaged in, or having information about, the ownership and operation prior to Closing of the Purchased Company and its Assets, for the purposes of providing testimony, depositions, information and other related activities relating to such litigation, claims and audits.

6.3Plugging, Abandonment, Decommissioning and Other Costs.  In addition to its other obligations under this Agreement, if Closing occurs, Buyer shall, or shall cause the Purchased

Company, to materially comply with all material Laws with respect to the extent of Purchased Company’s ownership in the Assets relating to (a) the plugging, abandonment and/or replugging of all Wells, including inactive Wells or temporarily abandoned Wells, located on the Lands, (b) the dismantling or decommissioning and removal of any Personal Property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Properties or otherwise, pursuant to the Leases or Contracts and (c) the clean-up, restoration and/or remediation of the Lands or related to the Assets (collectively, the “P&A Obligations”).

6.4Record Retention.  Seller, at its sole cost, shall have the right to make copies of all Records delivered to Buyer.  Buyer, for a period of seven (7) years following Closing, will: (a) retain the Records and (b) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records delivered to Buyer (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense and upon reasonable notice.  If Buyer shall desire to dispose of or transfer any such Records during such seven-year period, Buyer shall, prior to any disposition, give Seller notice and a reasonable opportunity at Seller’s expense to segregate and remove or copy such Records as Seller may select.

6.5Third Party Consents.  The Parties shall use commercially reasonable efforts to give all notices and obtain all Third Party consents required to be given or obtained in connection with the consummation of the transactions contemplated by this Agreement.

6.6Suspended Funds.  As soon as possible after the date hereof, Seller shall use commercially reasonable efforts to cause the operator under the applicable operating agreement to provide to Buyer a listing showing all proceeds from production attributable to the Assets that are currently held in suspense by or on behalf of the Purchased Company.

6.7Amendment to Schedules.  Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement,  Seller shall have the continuing right until Closing to add, supplement or amend the Schedules as to the representations and warranties contained in Article III and Article IV with respect to any matter hereafter arising or discovered which, if existing or known on the execution date of this Agreement or thereafter, would have been required to be set forth or described in such Schedules.  For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article VII have been fulfilled, the Schedules to the representations and warranties contained in Article III and Article IV shall be deemed to include only that information contained therein on the execution date of this Agreement and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided,  however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be waived and Buyer shall not be entitled to make a claim as to breach of representation or warranty with respect thereto pursuant to the terms of this Agreement.

6.8Hedging Transactions.  Upon execution of this Agreement,  Seller shall use its reasonable efforts to enter into or cause Purchased Company to enter into, in consultation with Buyer,  hedging transactions (which are capable of being transferred to, or novated in favor of, Buyer) covering that portion of oil and gas production from the Assets requested by Buyer.  Upon execution of this Agreement,  Seller shall, in consultation with Buyer, obtain quotations from counterparties with whom Seller or the Purchased Company have current ISDA agreements for straight swaps with tenors not to exceed thirty-six (36) months for quantities of production from the future proved developed producing oil and gas reserves attributable to the Assets.  Upon receipt of oral communication from the Buyer advising Seller as to a range of acceptable swap terms and counterparties to enter into, subject to the indemnities set forth herein,  Seller shall use their reasonable efforts to execute, or cause the Purchased Company to execute such transactions within the Buyer’s parameters as set forth in such oral communication (the “Hedging Transactions”).  Promptly thereafter, Seller shall provide written confirmation to Buyer summarizing the terms of such Hedging Transactions.  At Closing, all such Hedging Transactions shall be transferred to, or novated in favor of Purchased Company, or Buyer to the extent necessary.   Whether or not the Closing occurs, Buyer shall pay, be responsible for, release, defend, indemnify and hold Seller (and if Closing does not occur, Purchased Company) harmless from and against any and all (a) costs and expenses of entering into the Hedging Transactions,  (b) costs and expenses related to transferring to, or novating such Hedging Transactions pursuant to this Section 6.8 and (c) costs, expenses and other liabilities arising from or attributable to the Hedging Transactions.  In the event that this Agreement is terminated prior to Closing,  Seller may, at its sole election, but shall not be obligated to unwind any or all of the Hedging Transactions at any time during their respective tenors; but in any event, no such unwind or failure to unwind shall limit Buyer’s obligations to release, defend, indemnify and hold Seller harmless from and against any and all losses, costs, expenses or other liabilities arising from or related to the Hedging Transactions.  Buyer shall make any required payments to Seller with respect to such Hedging Transactions within ten (10) Business Days after receipt of an invoice with respect thereto.  For the avoidance of doubt, any indemnification obligation or other payment that Buyer is obligated to pay pursuant to this Section 6.8 shall be in addition to the Deposit.

6.9Transition Services.  At Buyer’s option, within ten (10) Business Days following the execution of this Agreement, the Parties shall agree to a mutually acceptable transition services agreement for Seller to provide, or cause one or more of its Affiliates to provide, certain services to Buyer (or the Purchased Company) to the extent, and at substantially the same standard and level of quality, that such services were provided to the Purchased Company immediately prior to the execution of this Agreement (the “Transition Services Agreement”).

6.10Limitation on Covenants.  If and to the extent that the covenants of Article VI herein (a) are made with respect to Properties where the Purchased Company is not the operator and (b) relate to information that is solely within the control of the operator designated under the applicable joint operating agreement or designated under applicable Law,  Seller shall not be in breach of such covenant so long as it is acting in a commercially reasonable manner to cause the Purchased Company to diligently exercise its rights under the applicable joint operating agreement or under applicable Law to cause the operator to comply with such covenant.

ARTICLE VII
BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject to the fulfillment or Buyer’s waiver on or prior to the Closing Date of each of the following conditions:

7.1Representations.  The representations and warranties in Article III and Article IV shall be true and correct in all material respects on and as of the Closing Date (provided that any such representation and warranty already qualified by materiality shall be true and correct), with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

7.2Performance.  Seller shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

7.3No Legal Proceedings.  No material suit, action, audit, examination, or other proceeding shall be threatened by a Third Party or pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with the transactions contemplated by this Agreement.

7.4Title Defects, Environmental Defects and Casualty Losses.  The aggregate amount to be deducted from the Base Purchase Price at Closing as determined by the Parties for Title Defects, Environmental Defects and destruction of the Assets by fire or other casualty or taking of the Assets in condemnation or under right of eminent domain, shall not have exceeded the Aggregate Deductible.

7.5Consents.  Seller or the Purchased Company, as applicable, shall have received all consents from the Governmental Authorities and Third Parties as set forth in Section 4.6 (or other valid and enforceable consents identified by Buyer prior to Closing), in each case, in form and substance reasonably acceptable to Buyer.

7.6No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject to the fulfillment or Seller’s waiver on or prior to the Closing Date of each of the following conditions precedent:

8.1Representations.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date (provided that any such representation and warranty already qualified by materiality shall be true and correct), with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

8.2Performance.  Buyer shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

8.3No Legal Proceedings.  No material suit, action or other proceeding shall be pending before any Governmental Authority seeking to restrain, prohibit or declare illegal or seeking substantial damages in connection with the transactions contemplated by this Agreement.

8.4Title Defects, Environmental Defects and Casualty Losses.  The aggregate amount to be deducted from the Base Purchase Price at Closing as determined by the Parties for Title Defects, Environmental Defects and destruction of the Assets by fire or other casualty or taking of the Assets in condemnation or under right of eminent domain, shall not have exceeded the Aggregate Deductible.

ARTICLE IX
CLOSING

9.1Date of Closing.  Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Membership Interests pursuant to this Agreement (the “Closing”) shall occur at 10:00 a.m. Central Time, on September 30, 2015, unless otherwise amended in writing by the Parties (the “Scheduled Closing Date”), or such other date occurring on or before the Outside Date as Buyer and Seller may agree upon in writing.  The date of the Closing shall be the “Closing Date.”

9.2Place of Closing.  The Closing shall be held at the offices of Haynes and Boone, LLP at the address of 1221 McKinney Street, Suite 2100, Houston, Texas 77010 or at such other place as Seller and Buyer may agree to in writing.

9.3Closing Obligations.  At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)Seller and each Buyer shall execute and deliver the Assignment as to each such Buyer’s Proportionate Share.

(b)Buyer shall deliver to Seller, to the account designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, sixty-five percent (65%) of the Adjusted Base Purchase Price.

(c)Seller shall deliver to Buyer releases, in recordable form, of all Encumbrances (other than Permitted Encumbrances) created by, through or under the Purchased Company and affecting the Assets or the Membership Interests and any pay-off letters and releases from the holders of the outstanding indebtedness, including guarantees and pledges, of the Purchased Company, including, without limitation, those with Affiliates;

(d)Seller shall deliver executed originals of the Certificate of Non-Foreign Status as set forth in Exhibit D;

(e)Seller shall deliver copies, certified as of the date of this Agreement by the secretary of Seller of (i) the resolutions of the board of directors of Alta Mesa Holdings GP, LLC, as general partner of Seller, authorizing the execution, delivery, and performance by Seller of this Agreement and the transactions contemplated hereby, (ii) the partnership agreement, (iii) the certificate of limited partnership of Seller duly certified by the Secretary of State of  the State of Texas, (iv) certificates of good standing of Seller duly certified by the Secretary of State of the State of Texas and (v) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the transactions contemplated hereby.

(f)Seller shall deliver an officer’s certificate executed on behalf of Seller, dated the Closing Date, representing and certifying that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled.

(g)Buyer shall deliver copies, certified as of the date of this Agreement by the secretary of EnerVest Management GP, L.C., acting in its capacity as the General Partner of EnerVest, Ltd., the Managing General Partner of Buyer of (i) the resolutions of the general partner of Buyer, authorizing the execution, delivery, and performance by Buyer of this Agreement and the transactions contemplated hereby, (ii) the limited partnership agreement of Buyer, (iii) Certificate of Limited Partnership of Buyer duly certified by the Secretary of State of  Delaware, (iv) certificates of good standing of Buyer duly certified by the Secretary of State of Delaware and (v) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the transactions contemplated hereby.

(h)Each Buyer shall deliver an officer’s certificate executed on behalf of Buyer, dated the Closing Date, representing and certifying that its conditions set forth in Sections 8.1 and 8.2 have been fulfilled.

(i)Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.

(j)Seller shall and Buyer shall, or shall cause its Managing General Partner to, execute and deliver the necessary documents to release the Deposit to Seller.

(k)Seller shall deliver resignation letters of all officers of the Purchased Company executed by each officer, effective immediately upon consummation of the Closing along with releases from all such individuals, releasing the Purchased Company, Seller, Buyer, and their Affiliates from any and all Claims of such individuals based on events occurring up to or upon the Closing.

(l)Seller shall, or shall cause its Affiliate, and Buyer (or Purchased Company, as applicable) shall execute and deliver a Transition Services Agreement if Buyer requests such agreement.

(m)Documentation pursuant to which the Purchased Company terminated or revoked all powers of attorney previously granted by the Purchased Company

9.4Records.  In addition to the obligations set forth under Section 9.3, within ten (10) days following the Closing, Seller, at Buyer’s cost and expense, shall deliver to Buyer possession of the Records.

9.5Second Funding Date.  On or before the earlier of (a) November 2, 2015, or (b) three (3) Business Days after Buyer receives proceeds in an amount sufficient to pay the Second Funds plus the Title Holdback Amount under a credit facility supported by the Assets, Buyer shall deliver to Seller, to the account designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Second Funds.  The Title Holdback Amount shall be distributed in accordance with Section 11.1(c)(vi).

ARTICLE  X
ACCESS/ACKNOWLEDGMENTS/DISCLAIMERS

10.1Access.

(a)From and after the date hereof until the Scheduled Closing Date (or earlier termination of this Agreement), but subject to applicable Laws and obtaining any required consents of Third Parties, Seller shall afford, or shall cause the Purchased Company to afford, to Buyer and its officers, employees, agents, accountants, attorneys and other authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours and upon reasonable notice, to all Records and other documents in Seller’s, or  the Purchased Company’s or any of their respective Affiliates’ possession or control relating to the Membership Interests or Assets, but only to the extent (i) that Seller or the Purchased Company may do so without violating applicable Laws or agreements with Third Parties; (ii) Seller and the Purchased Company has authority to grant such access without breaching any obligation of confidentiality binding on Seller or the Purchased Company; (iii) no such Records are subject to any third party license or agreement that restricts or prohibits Seller’s or the Purchased Company’s ability to disclose or transfer such Records and (iv) the disclosure by Seller or the Purchased Company would not waive any legal right or privilege of Seller; provided that Seller shall, and shall cause Purchased Company to, use commercially reasonably efforts to obtain a waiver of any such restrictions in favor of Buyer.  From and after the Closing Date until the Defect Deadline, Seller shall afford Buyer’s Representatives reasonable access, during normal business hours and upon reasonable notice, to all Records and other documents in Seller’s, or  any of its respective Affiliates’ possession or control relating to the Assets, subject to the same limitations (i) through (iv) above in the preceding sentence.  To the extent the Purchased Company is not the operator of the Assets, Seller shall use commercially reasonable efforts to assist, or cause to assist, Buyer in obtaining access to all such Records, provided, however, Seller shall not be required to spend any amounts nor waive any of the rights or restrictions described in subparts (i)-(iv) above in connection with such efforts, but shall take commercially reasonable efforts to obtain any exceptions thereto to afford Buyer such access.  All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment. Further, on or before ten (10) Business Days prior to the Closing Date, Seller will use commercially reasonable efforts to deliver to Buyer, any requested Records available in digital format upon such request by Buyer so that Buyer may prepare to take over operations on the Closing Date.  In the event Closing does not occur for any reason, all such Records shall be returned by Buyer to the Purchased Company or Seller.

(b)Buyer shall abide by Seller’s, the Purchased Company’s and any Third Party operator’s safety rules, regulations, and operating policies while conducting its due diligence evaluation of the Assets including any environmental or other inspection or assessment of the Assets.

10.2Confidentiality.  Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer will become privy to confidential and other information of Seller and the Purchased Company and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement.  If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement pursuant to Sections 11.1(b)(ii),  11.1(c)(ii),  11.2(b)(iii) or 11.2(c)(ii) and (b) confidential information regarding the business and other affairs of each of Seller and its Affiliates other than the Purchased Company).  Buyer agrees that Seller and its Affiliates shall be third party beneficiaries under the Confidentiality Agreement with the right to enforce such agreement as if they were a party thereto.

10.3Acknowledgment of Responsibility.  Except to the extent (and only to the extent) that Seller is obligated to indemnify the Buyer Group pursuant to Section 12.1, Buyer expressly acknowledges that the Purchased Company is responsible, and none of the Purchased Company, Buyer nor their respective Affiliates shall have recourse against any member of the Seller Group, for the debts, Liabilities, commitments, duties and obligations of the Purchased Company, including those arising under, related to, or in connection with the ownership, operation or use of the Assets or the business of the Purchased Company, whether or not such debts, Liabilities commitments, duties or obligation arise or relate to periods of time prior to or after the Effective Date and Buyer, effective as of the Effective Date, on its own behalf and on behalf of the Purchased Company and its Affiliates, hereby releases Seller Group for any such debt, liability, commitment, duty or obligation.

10.4Disclaimers.

(a)Except as and to the extent expressly set forth in Article III,  Article IV or Article XII, (i) Seller or its Affiliates makes no representations or warranties, express, statutory or implied with respect to the Assets, the Purchased Company or the Membership Interests and (ii) Seller, for itself and its Affiliates, expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer or any of its Affiliates or Buyer’s Representatives, whether electronically, orally, by video, in writing or any other medium, by compact disk, in any data room, or otherwise

(including, without limitation, any opinion, information, projection or advice that may have been provided to Buyer by (A) any officer, director or employee of Seller or any of its Affiliates or (B) any agent, consultant, representative or advisor of Seller or any of its Affiliates to the extent engaged by Seller or the Purchased Company in connection with the sale of the Membership Interests contemplated hereby).

(b)Except as expressly set forth in Article III,  Article IV or Article XII, and without limiting the generality of the foregoing, Seller, for itself and its Affiliates, expressly disclaims any representation or warranty, express, statutory or implied, as to (i) title to any of the Assets, (ii) the contents, character or nature of any descriptive memorandum or report of any petroleum engineering consultant or any engineering, geological or seismic data or interpretation, relating to the Assets, (iii) the quantity, quality or recoverability of Hydrocarbons in or from the Assets, (iv) any estimates of the value of the Assets or future revenues generated by the Assets, (v) the production of Hydrocarbons from the Assets or whether production has been continuous or in paying quantities, (vi) the maintenance, repair, condition, quality, suitability, design or marketability of the Assets, (vii) the content of any information memorandum, reports, brochures, charts or statements prepared by Seller, the Purchased Company or Third Parties with respect to the Assets, (viii) any costs, expenses, revenues, receipts, accounts receivable, or accounts payable, (ix) any contractual, economic or financial information and data associated with the Assets, the Purchased Company or the Membership Interests, (x) the continued financial viability or productivity of the Assets or transportability of product, (xi) the environmental or physical condition of the Assets, (xii) any federal, state, local or tribal income or other Tax consequences associated with the Assets, the Purchased Company or the Membership Interests and (xiii) any other materials or information that may have been made available to Buyer or its Affiliates, or its or their Buyer’s Representatives prior to Closing in connection with the transactions contemplated by this Agreement or any discussion or presentation relating thereto.  Except as expressly set forth in Article III,  Article IV or Article XII, Seller further disclaims any representation or warranty, express, statutory or implied, of merchantability, freedom from latent vices or defects, fitness for a particular purpose or conformity to models or samples of materials of any assets, rights of a purchaser under appropriate statutes to claim diminution of consideration or return of the Purchase Price, it being expressly understood and agreed by the Parties hereto that Buyer shall be deemed to be obtaining the Assets in their present status, condition and state of repair, “as is” and “where is” with all faults or defects (known or unknown, latent, discoverable or undiscoverable), and that Buyer has made or caused to be made such inspections as Buyer deems appropriate.

(c)Seller and Buyer agree that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 10.4 are “conspicuous” disclaimers for the purpose of any applicable Law.

ARTICLE XI
TITLE MATTERS; ENVIRONMENTAL MATTERS; CASUALTIES; TRANSFER RESTRICTIONS

11.1Title Matters.

(a)General Disclaimer of Title Warranties and Representations.  Seller makes no warranty or representation, express, implied, statutory or otherwise, not even as to a return of the Purchase Price, with respect to the Purchased Company’s Defensible Title to any of the Assets.

(b)Title Defects.  Following the execution date of this Agreement until 5:00 p.m. Central Time on November 2, 2015 (the “Defect Deadline”):

(i)If Buyer discovers any Title Defect affecting any Asset, Buyer shall notify Seller no later than the Defect Deadline, of such alleged Title Defect, except as otherwise expressly set forth herein.  To be effective, such notice must (A) be in writing, (B) be received by Seller by the Defect Deadline, (C) describe the Title Defect in reasonably specific detail (including any alleged variance in the Net Revenue Interest), (D) identify the specific Asset or Assets affected by such Title Defect, and (E) include the estimated value of such Title Defect as determined by Buyer.  To give Seller an opportunity to commence reviewing and curing any Title Defects, Buyer agrees to use reasonable efforts to give Seller, each Monday following the execution of this Agreement but prior to the Defect Deadline, written notice of all known Title Defects discovered by Buyer during the previous week. Buyer shall have no liability for failure to provide any such weekly notice and shall not waive any other remedies under this Agreement as a result of such failure.  Any matters that may otherwise constitute Title Defects, but of which Seller has not been specifically notified by Buyer by the Defect Deadline in accordance with the effective notice requirements set forth in this Section 11.1(b)(i), shall be deemed to have been waived by Buyer, on behalf of itself and its successors and assigns, for all purposes of this Article XI.  Any notice delivered hereunder may be preliminary in nature and supplemented prior to, but no later than, the expiration of the Defect Deadline.

(ii)Upon the receipt of such effective notice from Buyer if made prior to the Closing, Seller (at its sole expense) may or, may cause the Purchased Company (at Seller’s sole expenses) to: (A) attempt to cure such Title Defect at any time prior to the Closing, (B) exclude the affected Asset from the sale at Closing and reduce the Base Purchase Price by the Allocated Value of such affected Asset, or (C) if Seller (or the Purchased Company) is unable to cure such Title Defect prior to the Closing, the Base Purchase Price shall be reduced by the asserted Title Defect Value for such Asset (but in no event greater than the Allocated Value for such affected Asset). Upon the receipt of such effective notice from Buyer if made on or after the Closing but no later than the Defect Deadline, Seller may, all at Seller’s sole expense, attempt to cure such Title Defect at any time prior to (90) days after the Defect Deadline (the “Post-Closing Cure Deadline”).

(iii)The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in the Title Defect notices shall be determined based upon the criteria set forth below:

(A)If the Title Defect is a lien or encumbrance upon any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien or encumbrance from the affected Asset.

(B)If the Title Defect asserted is that the Net Revenue Interest attributable to any Asset is less than that stated in Exhibit A-Part II or the Working Interest attributable to any Asset is greater than that stated in Exhibit A-Part II, then the Title Defect Value shall take into account the relative change in the interest from Exhibit A-Part II and the appropriate Allocated Value attributed to such Asset.

(C)If the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect and the potential economic effect of the Title Defect over the life of the affected Asset.

(D)If a Title Defect is not in effect or does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value.

(E)Upon adjustment to the Base Purchase Price, the Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.

(F)Such other factors as are reasonably necessary to make a proper evaluation.

(G)Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Asset affected thereby.

(c)Remedies for Title Defects.

(i)With respect to (A) each Asset affected by an agreed Title Defect that Seller has elected prior to Closing to exclude from the sale pursuant to Section 11.1(b)(ii)(B),  the Base Purchase Price shall be reduced by the affected Asset’s Allocated Value and (B) each Title Defect that Seller does not cure on or before the Closing, but for which the affected Asset is not so excluded at the Closing, the Base Purchase Price shall be reduced by an amount equal to the Title Defect Value agreed upon in writing by the Parties, but in no event by more than the Allocated Value of the affected Asset.

(ii)If on or before Closing or on or before the Defect Deadline, as applicable, the Parties have not agreed upon (A) the validity of any asserted Title Defect, (B) the Title Defect Value attributable thereto, or (C) the adequacy of the cure (collectively the “Title Disputes” and each a “Title Dispute”), any Party shall have the right to elect to have such Title Dispute determined by an Independent Expert pursuant to Section 11.3.  In the event of any Title Dispute identified prior to the Closing,  Seller may elect to reduce the Base Purchase Price by the asserted Title Defect Value for such Asset (but in no event greater than the Allocated Value for such affected Asset) or Seller may elect to exclude the affected Asset from the sale and reduce the Base Purchase Price by the Allocated Value of such affected Asset, and upon resolution of the Title Dispute, further payments or actions, if any shall, be governed under Section 11.1(c)(iii). In the event any Title Dispute identified after the Closing, but prior to the Defect Deadline, remains outstanding as of the Defect Deadline, the Adjusted Base Purchase Price shall be reduced on the Defect Deadline by the Allocated Value of such affected Asset, and upon resolution of the Title Dispute, if any, by the Post-Closing Cure Deadline, further payments, if any shall, be governed under Section 11.1(c)(iii)

(iii)Notwithstanding anything to the contrary in this Agreement, (A) in no event shall there be any adjustments to the Base Purchase Price or other remedies of this Agreement for any individual Title Defect, the Title Defect Value of which does not exceed the Title Defect Threshold, (B) if the aggregate adjustment to the Base Purchase Price determined in accordance with this Agreement for Title Defect Values that exceed the Title Defect Threshold does not exceed the Defect Deductible, then no adjustment of the Base Purchase Price shall be made therefor, and (C) if the aggregate adjustment to the Base Purchase Price determined in accordance with this Agreement for Title Defects does exceed the Defect Deductible of the Base Purchase Price prior to any adjustments thereto, then the Base Purchase Price shall only be adjusted by the amount in excess of such Defect Deductible.

(iv)In the event that Seller elects to exclude all or part of any Asset from this Agreement pursuant to Sections 11.1(b)(ii)(B) or 11.1(c)(ii), the Purchased Company shall convey such affected Asset (together with a pro rata share of all incidental rights, oil, gas and other Hydrocarbons and other assets attributable or appurtenant thereto) free and clear of any warranty, claims or recourse against the Purchased Company and subject to the indemnity provisions of this Agreement with respect to such affected Asset to a Person designated by Seller reasonably acceptable to Buyer, pursuant to the Assignment and Bill of Sale delivered at Closing and the Base Purchase Price shall be reduced by Allocated Value of such affected Asset.

(v)In the event that

(A)a Title Defect gives rise to the exclusion of all or part of any Asset from this Agreement as a result of that Title Defect;

(B)such affected Asset was conveyed to Seller or its designee pursuant to Section 11.1(c)(iv);

(C)there was a reduction in the Base Purchase Price; and

(D)Seller delivers to Buyer by the Post-Closing Cure Deadline pertinent information reasonably necessary to document that the Title Defect has been cured to Buyer’s reasonable satisfaction,

Buyer shall have thirty (30) days to object to the sufficiency of such curative material (the “Post-Closing Cure Payment Date”).  Upon the Post-Closing Cure Payment Date or, if Section 11.1(c)(ii) is applied to such Title Defect, immediately after the date of the Independent Expert’s determination under Section 11.3 that such Title Defect is cured (either such date, as applicable, the “Title Cure Date”), then Seller shall have the option to put such excluded Asset to the Purchased Company.  Such put option shall be exercised by Seller delivering written notice to Buyer no later than ten (10) Business Days following such Title Cure Date of Seller’s election to put such excluded Asset to the Purchased Company, and, in exchange for a Cure Assignment effectuating the transfer of such excluded Asset to the Purchased Company, Buyer shall, or shall cause the Purchased Company to, promptly pay to Seller an amount equal to the amount deducted from the Base Purchase Price (or as agreed or resolved in the event of a dispute), adjusted as provided in Section 2.4, with respect to such Asset (the “Title Cure Payment”).  In the event Seller did not exclude the affected Asset but the Base Purchase Price was reduced pursuant to Section 11.1(b)(ii)(C) and to the last sentence of Section 11.1(c)(ii), promptly following the Title Cure Date, Buyer shall, or shall cause the Purchased Company, to promptly pay to Seller the Title Cure Payment.  Any dispute regarding matters arising under this Section 11.1(c)(iii) shall be resolved exclusively by using the dispute resolution procedures specified in Section 11.3.

(vi)Within three (3) Business Days following the Defect Deadline, Buyer shall (A) retain from the Title Holdback Amount the aggregate amount of all agreed, or if not agreed, asserted Title Defect Values for all outstanding Title Defects (or such amount as resolved in Buyer’s favor by the Independent Expert with respect to any Title Disputes or as may otherwise be agreed between the Parties) and (B) distribute the balance of the funds from the Title Holdback Amount to Seller.  Buyer’s retention of the Title Holdback Amount above in no way limits the amount due to Buyer for asserted Title Defects and any amounts owing to Buyer upon the resolution of the outstanding Title Disputes by the decision of the Independent Expert shall be handled through payments from Seller to Buyer via wire transfer to an account designated by Buyer within three (3) Business days of such decision.

(d)Title Benefits

(i)Should either Party or such Party’s representatives discover any Title Benefit on or before the end of the Defect Deadline, Seller shall have the right, and Buyer shall have the obligation upon its actual knowledge, to notify the other Party thereof on or before the Defect Deadline.  Seller’s notice shall include (A) a description of the Title Benefit(s), (B) the Asset affected (each, a “Title Benefit Property”), (C) the Allocated Value of such Title Benefit Property, (D) documentation sufficient to reasonably support the asserted Title Benefit, and (E) the amount by which Seller reasonably believes the Allocated Value of such Title Benefit Property is increased by the alleged Title Benefit and the computations and information upon which Seller’s belief is based.

(ii)With respect to each Title Benefit Property reported under Section 11.1(d)(i) (or which, to the actual knowledge of Buyer, should have been reported by Buyer under Section 11.1(d)(i)), (A) if the Net Revenue Interest or net acres, as applicable, of such Title Benefit Property is greater than the Net Revenue Interest or net acres stated therefor on Exhibit A-Part II, as applicable, then the Base Purchase Price shall be increased by an amount equal to the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the increase in actual Net Revenue Interest or net acres, as applicable, and the denominator of which is the Net Revenue Interest or net acres stated on Exhibit A-Part II, and (B) if the Working Interest of such Title Benefit Property is less than the Working Interest stated therefor on Exhibit A-Part II (without a proportionate reduction in the corresponding Net Revenue Interest stated on Exhibit A-Part II, as applicable), then the Base Purchase Price shall be increased by an amount mutually agreed by Seller and Buyer.  The amount by which the Base Purchase Price is increased pursuant to the preceding sentences of this Section 11.1(d)(ii) shall be referred to herein as the “Title Benefit Amount.”

(iii)Any dispute on whether a Title Benefit exists or the Title Benefit Amount shall be resolved exclusively by using the dispute resolution procedures specified in Section 11.3.

(iv)Buyer shall pay Seller any Title Benefit Amounts on the Final Settlement Date pursuant to Section 2.7 or immediately after the Independent Expert’s determination under Section 11.3.  Any matters that constitute Title Benefits but for which Seller has not asserted by the Defect Deadline through the notice provided in Section 11.1(d)(i) above shall be deemed to have been waived by Seller, on behalf of itself and its successors and assigns, for all purposes.

(e)Special Warranty of Title.  From and after the Closing Date, Seller warrants Defensible Title to the Assets as to the ownership for all periods prior to the Closing Date unto Buyer against every Person lawfully claiming or to claim the same or any part thereof by, through or under the Purchased Company or an Affiliate of the Purchased Company, as applicable, but not otherwise, subject, however, to the Permitted Encumbrances. Without limiting the foregoing, Buyer shall not be entitled to claim a breach of this Section 11.1(e) for any Title Defect claimed in a Title Defect notice.

(f)LIMITATIONS.  THIS SECTION 11.1 SHALL BE THE SOLE AND EXCLUSIVE REMEDIES AND RIGHTS OF RECOVERY THAT (I) BUYER SHALL HAVE AGAINST SELLER WITH RESPECT TO ANY TITLE DEFECT WITH RESPECT TO THE ASSETS and (II) SELLER SHALL HAVE AGAINST BUYER WITH RESPECT TO ANY TITLE BENEFIT WITH RESPECT TO THE ASSETS.  Notwithstanding the forEgoing or any other waiver or disclaimer set forth in Article XI or elsewhere in thIS Agreement, Buyer shall continue to have rights UNDER Article XII after the Defect Deadline for any breach of Seller’s representations and warranties under ARTICLES III,  IV and Section 11.1(e), except AS TO any variances in the Purchased Company’s Net Revenue Interest shown in Exhibit A-Part II or Working Interest shown in Exhibit A-Part II reflected in the official records prior to the Effective Date.

11.2Environmental Matters.

(a)Environmental Review.

(i)Buyer shall have the right to conduct or cause a consultant (“Buyer’s Environmental Consultant”) to conduct a standard Phase I environmental review of the Assets and a review to determine whether the operation of the Assets and any conditions on the Assets do not comply with Environmental Laws, subject to any Third Party operator consents or conditions, and the Records (as set forth in Section 10.1) prior to the Scheduled Closing Date (“Buyer’s Environmental Review”).  The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer.  The scope of work comprising Buyer’s Environmental Review shall be disclosed to Seller prior to commencement thereof and shall not include any intrusive test or procedure (for example, digging, boring, or sampling of soils).  Buyer shall (and shall cause Buyer’s Environmental Consultant to): (A) consult with Seller before conducting any work comprising Buyer’s Environmental Review, (B) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with operations of the Assets, and (C) comply with all applicable laws, rules, and regulations.  Seller shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review. The Parties shall execute a “common undertaking” letter regarding the confidentiality for the Environmental Review where appropriate.  Buyer hereby agrees to release, defend, indemnify and hold harmless Seller Group from and against all Liabilities arising from, out of or in connection with, or otherwise relating to, Buyer’s Environmental Review, due diligence, or any other access to the Assets by Buyer, REGARDLESS OF THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT NOT ANY MEMBER OF THE SELLER GROUP’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY, REGULATORY LIABILITY, STATUTORY LIABILITY, BREACH OF CONTRACT, BREACH OF WARRANTY OR OTHER

FAULT OR RESPONSIBILITY OF A SELLER GROUP OR ANY OTHER PERSON OR PARTY.

(ii)Unless otherwise required by applicable Law, Buyer shall (and shall cause Buyer’s Environmental Consultant to) treat confidential any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not (and shall cause Buyer’s Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Seller, provided, however, that after the Closing Buyer shall have full use of the Environmental Information, including the right to disclose the Environmental Information to any Third Party without the consent of Seller except with respect to Environmental Information relating to any Asset excluded from the conveyance to Buyer, including, but not limited to, Assets excluded from the transaction pursuant to Article XI.  Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement.  If Buyer, Buyer’s Environmental Consultant, or any Third Party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Seller with prompt notice so as to allow Seller to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances.  If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller.  Buyer shall provide copies of the final Environmental Information to Seller upon written request from Seller and with payment of any reasonable out of pocket expenses of Buyer for such copies.

(b)Notice of Environmental Defects.

(i)If Buyer discovers any Environmental Defect affecting the Assets, Buyer shall notify Seller no later than the Scheduled Closing Date.  To be effective, such notice must: (A) be in writing; (B) be received by Seller by 5:00 p.m. Central Time on the Scheduled Closing Date; (C) describe the Environmental Defect in reasonably specific detail, including, without limitation, (1) the written conclusion that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review, and (2) a separate specific citation of the provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation; (D) identify the specific Assets affected by such Environmental Defect, including, without limitation, a site plan showing the location of the Environmental Defect; (E) make recommendations from Buyer’s Environmental Consultant to cure the Environmental Defect; and (F) state Buyer’s estimate of the net present value (using a 10% discount rate) of the Environmental Defect Value, including the basis for such estimate, for which Buyer would agree to adjust the Base Purchase Price in order to accept such Environmental Defect if Seller elected Section 11.2(c)(i) as the remedy therefor.  To give Seller an opportunity to commence reviewing and curing any Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, each Monday following the execution of this Agreement but prior to the Scheduled Closing Date, written notice of all known Environmental Defects discovered by Buyer during the previous week.  Buyer shall have no liability for failure to provide any such weekly notice and shall not waive any other remedies under this Agreement as a result of such failure.  Any notice delivered hereunder may be preliminary in nature and may be supplemented prior to, but no later than, the Scheduled Closing Date.

(ii)Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Buyer by the Scheduled Closing Date in accordance with the effective notice requirements set forth in this Section 11.2(b)(ii), together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer, on behalf of itself and its successors and assigns, solely for the purposes of this Article XI.

(iii)Subject to Section 11.2(b)(iv), following Seller’s receipt of such effective notice from Buyer, for any affected Asset for which the Environmental Defect Value attributable thereto is less than or equals the Allocated Value of such Asset (as mutually agreed by the Parties or determined by an Independent Expert’s under Section 11.3), Buyer may elect to (A) require that Seller (at Seller’s sole expense) attempt to cure such Environmental Defect at any time prior to the Closing in a manner that is consistent with the applicable Environmental Laws,  (B) exclude the affected Asset from the sale and reduce the Base Purchase Price by the Allocated Value of such affected Asset or (C) subject to Section 11.2(c)(iii), reduce the Base Purchase Price by the Lowest Cost Response to cure such Environmental Defect (provided that disputes regarding such amount are resolved in accordance with the provisions of this Article XI), in which event the Parties shall (subject to the other terms of this Agreement) proceed to Closing, and each Asset affected by an Environmental Defect shall be assigned to Buyer subject to such Environmental Defect and Buyer shall pay to Seller the Base Purchase Price as so adjusted.

(iv)Following Seller’s receipt of such effective notice from Buyer, for any affected Asset for which the Environmental Defect Value attributable thereto exceeds the Allocated Value of such Asset (as mutually agreed by the Parties or determined by an Independent Expert’s under Section 11.3), either Buyer or Seller may elect to exclude the affected Asset from the sale and reduce the Base Purchase Price by the Allocated Value of such affected Asset.

(c)Remedies for Environmental Defects.

(i)With respect to each Environmental Defect described in a notice delivered in accordance with Section 11.2(b)(i) that (A) Seller does not cure on or before the Closing and (B) affects an Asset which Buyer has elected to exclude from the sale pursuant to Section 11.2(b)(iii), except as otherwise provided in this Section 11.2(c), the Base Purchase Price shall be reduced by the Allocated Value of the affected Asset.

(ii)If Buyer and Seller have not agreed as to the (A) validity of any asserted Environmental Defect, (B) the Environmental Defect Value attributable thereto, or (C) the adequacy of the cure, then on or before three (3) Business Days prior to the Scheduled Closing Date any Party shall have the right to elect to have (1) the validity of the asserted Environmental Defect, (2) the Environmental Defect Value for such Environmental Defect, or (3) the adequacy of the cure, determined by an Independent Expert pursuant to Section 11.3.  If the validity of any such asserted Environmental Defect or the amount of any such Environmental Defect Value is not determined by the Closing, the Asset affected by such disputed Environmental Defect shall be excluded from the sale and the Base Purchase Price paid at Closing shall be reduced by the Allocated Value of that Asset.  Upon resolution of such dispute, subject to this Section 11.2, Buyer shall, or shall cause the Purchased Company to, pay Seller the Allocated Value of the affected Asset less the determined Environmental Defect Value, and Seller shall simultaneously convey the affected Asset to a Person designated by Buyer.

(iii)Notwithstanding anything to the contrary in this Agreement, (A)  in no event shall there be any adjustments to the Base Purchase Price or other remedies under this Agreement for any individual Environmental Defect the Environmental Defect Value of which does not exceed the Environmental Defect Threshold, (B) if the aggregate adjustment to the Base Purchase Price determined in accordance with this Agreement for Environmental Defect Values that exceed the Environmental Defect Threshold does not exceed the Defect Deductible prior to any adjustments thereto, then no adjustment of the Base Purchase Price shall be made therefor, and (C) if the aggregate adjustment to the Base Purchase Price determined in accordance with this Agreement for Environmental Defect Values does exceed the Defect Deductible prior to any adjustments thereto, then the Base Purchase Price shall only be adjusted by the amount in excess of such Defect Deductible.

(iv)In the event that any Asset is excluded pursuant to Sections 11.2(b)(iii)(B),  11.2(b)(iv) or 11.2(c)(ii), the Purchased Company shall convey such affected Asset (together with a pro rata share of all incidental rights, oil, gas and other Hydrocarbons and other assets attributable or appurtenant thereto)  free and clear of any warranty, claims or recourse against the Purchased Company and subject to the indemnity provisions of this Agreement with respect to such affected Asset to a Person designated by Seller pursuant to an Assignment and Bill of Sale at Closing and the Base Purchase Price will be reduced by Allocated Value of such affected Asset.

(v)In the event that the Environmental Defect gives rise to the exclusion of all or part of any Asset from this Agreement as a result of that Environmental Defect and (A) such affected Asset was conveyed to Seller or its designee pursuant to Section 11.2(c)(iv), (B) there has been a reduction in the Base Purchase Price, (C) the Environmental Defect is cured by Seller after the Closing (provided Seller shall have no obligation to attempt to cure Environmental Defect), and (D) Seller delivers to Buyer pertinent information reasonably necessary to document the curative action and its sufficiency, within one hundred twenty (120) days after the

Closing Date if not disputed, or immediately after the Independent Expert’s determination under Section 11.3 (“Environmental Cure Date”), then Seller shall have the option to put the excluded Asset to the Purchased Company, such put option shall be exercised by Seller delivering written notice no later than ten (10) Business Days following such Environmental Cure Date to Buyer of Seller’s election to put the excluded Asset to the Purchased Company, and, in exchange for a Cure Assignment effectuating the transfer of the excluded Asset to the Purchased Company, Buyer shall, or shall cause the Purchased Company to, promptly pay to Seller an amount equal to the amount deducted from the Base Purchase Price (or as agreed or resolved in the event of a dispute), adjusted as provided in Section 2.4, with respect to such Asset.  Any dispute regarding matters arising under this Section 11.2(c)(iv) shall be resolved exclusively by using the dispute resolution procedures specified in Section 11.3.

(d)LIMITATIONS.  THIS SECTION 11.2 SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND RIGHT OF RECOVERY THAT BUYER SHALL HAVE AGAINST SELLER WITH RESPECT TO ANY ENVIRONMENTAL DEFECTS WITH RESPECT TO THE ASSETS.

11.3Dispute Resolution.

(a)Prior to the initiation of the dispute resolution procedures as set forth in this Section 11.3, in the event of any dispute arising out of or related to asserted Title and/or Environmental Defects under this Agreement, the principals of each Buyer and Seller capable of entering into a binding, final decision shall meet in person at Seller’s office in Houston, Texas, to discuss and attempt in good faith to resolve the dispute.  If Buyer and Seller are unable to resolve the dispute in accordance with Section 11.3(a), the following provisions of this Section 11.3 shall control.

(b)Any dispute, controversy, or claim, (collectively, “Dispute”), arising out of or related to asserted Title Defects, Environmental Defects and Title Benefits shall be finally resolved by a single arbitrator as selected by the mutual written agreement of Seller and Buyer fifteen (15) days after the Parties are unable to resolve a dispute (the “Independent Expert”).

(c)The Independent Expert shall (i) with respect to Disputes related to Title Defects and Title Benefits, be qualified by a minimum of fifteen (15) years’ experience in the oil and gas industry in the regional area in which the Assets are located to pass on the particular question in dispute and (ii) with respect to Disputes related to Environmental Defects, an environmental consultant that is experienced in environmental corrective action at oil and gas properties in the relevant jurisdiction.  Further, the Independent Expert shall not have performed professional services for either Party or any of their respective Affiliates during the previous three years.

(d)The Independent Expert shall promptly hear and determine (after due notice of hearing and giving the Parties a reasonable opportunity to be heard) the questions submitted, and shall render his decision as expeditiously as reasonably possible, but in no event later than twenty (20) days after the Independent Expert’s appointment.  The dispute resolution proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 11.3.  In making his determination, the Independent Expert shall be bound by the rules set forth in Section 11.1(b)(iii),  Section 11.1(c)(iii) and Section 11.2(c)(iii) and, subject to the foregoing, may consider such other matters as in the opinion of the Independent Expert are necessary to make a proper determination.  The Independent Expert, however, may not award Buyer (i) with respect to a Dispute related to a Title Defect, a greater Title Defect Value than the Title Defect Value claimed by Buyer in its applicable Title Defect notice delivered in accordance with Section 11.1(b)(i) or (ii) with respect to a Dispute related to an Environmental Defect, a greater Environmental Defect Value than the Environmental Defect Value claimed by Buyer in its applicable Environmental Defect notice delivered in accordance with Section 11.2(b)(i). The Independent Expert shall act as an expert for the limited purpose of determining the specific Disputes submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter.

(e)The Independent Expert’s decision shall be final and binding upon the Parties as to the questions submitted.  Buyer and Seller will abide by and comply with, and shall not appeal, the decision. The Independent Expert shall set forth the reasons for the decision in writing.  The decision may be confirmed in, and judgment upon the decision entered by, any court having competent jurisdiction over the Parties.  The law governing all such Disputes shall be the laws of the State of Texas, including, without limitation, the Uniform Commercial Code as in effect in the State of Texas, as the same may be amended from time to time, but without regard to conflicts of laws principles.  The fees and expenses of the Independent Expert shall be shared one-half by Seller and one-half by Buyer, except that each Party shall bear the compensation and expenses of its own counsel, witnesses, and employees.  Any payment to be made as the result of any Dispute resolved by the Independent Expert that arises prior to the settlement of any amounts owed pursuant to the Final Settlement Statement shall be accomplished pursuant to the Final Settlement Statement, with the final payment due thereunder being deferred until the Independent Expert has rendered his decision with respect to any such Disputes.

11.4Casualty or Condemnation Loss.

(a)Notwithstanding anything herein to the contrary, from and after the Effective Date, subject to the Closing, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets.

(b)If the loss as a result of such individual casualty or taking exceeds the Defect Deductible and the Parties proceed to Closing, Seller shall (i) assign to Buyer Seller’s right to receive all insurance proceeds or payments owed to Seller by reason of such destruction, less any costs and expenses incurred by Seller and (ii) pay to Buyer all insurance proceeds or payments theretofore paid to Seller by reason of such destruction or damage and not used or applied by Seller or the Purchased Company prior to the Closing Date to repair restore or replace such destroyed or damaged Assets, less any costs and expenses incurred by Seller in collecting the same.

(c)If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the date of this Agreement, but no taking of such Asset or portion thereof occurs prior to the Closing Date, Buyer shall nevertheless be required to close and Seller, at Closing, shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, insofar as they are attributable to the Assets threatened to be taken, except that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, titles, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Assets.

ARTICLE XII
INDEMNIFICATION AND SURVIVAL

12.1Indemnities of Seller.  Effective as of the Closing, subject to the limitations in this Article XII, Seller shall be responsible for, and hereby agrees to defend, indemnify, hold harmless and release Buyer and its Affiliates and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Group”) from and against any and all Liabilities, arising from, based upon, related to or associated with:

(a)any assets excluded pursuant to Article XI;

(b)any breach of any representation or warranty contained in Article III or Article IV;

(c)any breach of Seller’s covenants or agreements contained in this Agreement;

(d)any matters from which Seller is obligated to indemnify Buyer as a condition to such matter being considered a Permitted Encumbrance, including, without limitation, any Liabilities attributable to or arising prior to the Effective Date related to or in connection with liens or contestation described in clauses (k),  (l) or (n) of the “Permitted Encumbrances” definition in Section 1.1;

(e)any Taxes attributable to Seller under Section 14.2; and

(f)matters, claims or facts as set forth on Schedules 4.7,  4.8,  4.12 and 4.13.

12.2Indemnities of Buyer.  Effective as of the Closing, subject to Section 12.1,  each Buyer and each of its successors and assigns shall, severally and not jointly, only as to its Proportionate Share, assume, be responsible for, and hereby agree to defend, indemnify, hold harmless and forever release Seller and its Affiliates and all of their respective stockholders, equity partners, members, directors, officers, managers, and employees (collectively, “Seller Group”) from and against any and all Liabilities arising from, based upon, related to or associated with:

(a)Environmental Defects related or attributable to the Assets;

(b)any breach of any representation or warranty made by Buyer contained in Article V;

(c)any Taxes attributable to Buyer under Section 14.2; and

(d)any breach of Buyer’s covenants or agreements contained in this Agreement.

12.3Express Negligence.  The indemnification and release provided for in this Agreement shall be applicable whether or not the Liabilities, losses, costs, expenses and damages in question arose or resulted solely or in part from the gross, sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of law of or by any Indemnified Party.  Buyer and Seller acknowledge that this statement complies with the express negligence rule and is conspicuous.

12.4Indemnification Procedures.  All claims for indemnification under Sections 12.1 and 12.2 shall be asserted and resolved as follows:

(a)Notwithstanding anything to the contrary in this Agreement, the Buyer Group shall not be entitled to indemnification under, and shall not assert any claim for indemnification pursuant to, Section 12.1(b) and (c) until the aggregate amount of such claims exceeds one-and-a-half percent (1.5%) of the Base Purchase Price (the “Indemnification Threshold”), and then only to the extent such claims exceed the Indemnification Threshold.  In no event will Buyer Group be entitled to indemnification under Sections 12.1(b) and  (c) once the aggregate of all claims paid under such subsections equal twenty percent (20%) of the Base Purchase Price (the “Indemnification Cap”); provided that neither the Indemnification Threshold nor the Indemnification Cap shall apply with respect to any claim for indemnification relating to a breach of Section 3.1,  3.2,  3.4,  4.1,  4.2,  4.13,  4.14,  4.19, or 4.25.

(b)For purposes of this Article XII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the party or parties having an obligation to indemnify another party or parties with respect to such Liabilities pursuant to this Article XII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the party or parties having the right to be indemnified with respect to such Liabilities by another party or parties pursuant to this Article XII.

(c)To make claim for indemnification under Sections 12.1 or 12.2, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 12.4, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 12.4 shall not relieve the Indemnifying Party of its obligations under

Sections 12.1 or 12.2 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(d)In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(e)If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 12.4(e).  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(f)If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

(g)In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such thirty-day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

12.5Survival.  Each representation, warranty, covenant and agreement made herein shall terminate and cease to be of further force and effect as of such date as is expressly stipulated in this Section for the survival thereof; except as to claims for indemnification permitted by this Article XII as to which a bona fide Claim Notice with respect to such Claim has been delivered to the applicable Indemnifying Party on or prior to such date.  If any Asset becomes a retained Asset and the Closing with respect thereto is delayed pursuant to Section 11.3, the Parties’ respective representations, warranties, covenants and agreements provided for in this Agreement with respect to such retained Asset shall survive under this Section 12.5 in relation to such delayed Closing rather than the initial Closing under this Agreement.  In addition, the definitions set forth in the Definitions section at the beginning of this Agreement or in any other provision of this Agreement which are used in the representations, warranties, covenants and agreements which survive the Closing pursuant to this Section shall survive the Closing to the extent necessary to give operative effect to such surviving representations, warranties, covenants and agreements.  It is expressly agreed that:

(a)Sections 3.1,  3.2,  3.4,  4.1,  4.2,  4.3,  4.14,  5.1,  5.2,  5.9,  5.10,  6.2,  6.3, and 11.3  shall survive indefinitely.

(b)Sections 4.13,  4.19,  4.23,  4.24, and 11.1(e) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

(c)The covenants and agreements of Buyer in Section 6.4 shall survive the Closing for a period of seven years.

(d)Section 4.12 shall terminate on the Closing Date.

(e)All representations, warranties, covenants and obligations of Buyer or Seller not identified in the preceding clauses (a) – (d) shall survive until the first anniversary of the Closing Date, except that Seller’s obligation to retain and be exclusively responsible to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) the obligations as to any assets excluded pursuant to Article XI shall survive indefinitely without limitation.

(f)The indemnities in Article XII shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date.

12.6Non-Compensatory Damages.  None of the Buyer Group nor Seller Group shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages

(including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Group, and Seller, on behalf of each of Seller Group, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

12.7Disclaimer of Application of Anti-Indemnity Statutes.  The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

ARTICLE XIII
TERMINATION, DEFAULT AND REMEDIES

13.1Right of Termination.  This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

(a)by Seller, at Seller’s option, if any of the conditions set forth in Article VIII have not been satisfied on or before the Scheduled Closing Date, or such other date agreed by Buyer and Seller in accordance with Section 9.1;

(b)by Buyer, at Buyer’s option, if any of the conditions set forth in Article VII have not been satisfied on or before the Scheduled Closing Date, or such other date agreed by Buyer and Seller in accordance with Section 9.1; and

(c)by Seller or Buyer if the Closing shall not have occurred on or before thirty (30) days after the Scheduled Closing Date (the “Outside Date”).

provided, however, that no party shall have the right to terminate this Agreement pursuant to clause (a),  (b) or (c) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.

13.2Effect of Termination.  If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 13.1 hereof, then, except as provided in Section 2.3 and except for the provisions of Sections 1.1,  6.8,  10.2,  10.4,  12.6 and this Section 13.2 and Article XIV (other than Sections 14.2,  14.9 and 14.17), and any other provision hereof which, by its very nature, must survive such termination so as to carry out the stated intent of Buyer and Seller, this Agreement shall forthwith become of no further force or effect and the Parties shall have no liability or obligation hereunder and Seller shall immediately return the Deposit to Buyer, except and to the extent such termination results from the material breach by a party of this Agreement.  Upon a material breach of this Agreement by Seller that is not cured by the Closing Date, Buyer, at its sole option and as its only remedies, may (i) enforce specific performance or (ii) terminate this Agreement and the Seller shall and Buyer shall, or shall cause its Managing General Partner to, instruct the Fundholder to return the Deposit to Buyer.  Upon a material breach of this Agreement by Buyer that is not cured by the Closing Date, Seller, at its sole option and as its only remedies, may (i) enforce specific performance or (ii) terminate this Agreement and Seller shall and Buyer shall, or shall cause its Managing General Partner to, instruct the Fundholder to release the Deposit to Seller and Buyer shall be obligated to make payments pursuant to Section 6.8.  The Parties acknowledge and agree that the breach of this Agreement by one Party would cause irreparable damage to the other Party and that such other Party will not have an adequate remedy at law.  Therefore, the obligations of the Parties under this Agreement, including Seller’s obligation to sell the Membership Interest to Buyer and Buyer’s obligation to purchase the Membership Interest from Seller, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

ARTICLE XIV
MISCELLANEOUS

14.1Exhibits and Schedules.  All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.  Each party to this Agreement and its counsel has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.  Seller has or may have set forth information on a Schedule in a section thereof that corresponds to the section of this Agreement to which it relates and shall only be considered a disclosure only as to such Section of this Agreement and not otherwise.  The Parties acknowledge and agree that (a) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and (b) the disclosure by Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

14.2Expenses and Taxes.

(a)Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

(b)All required documentary, filing and recording fees and expenses, including filing fees, in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne equally by Buyer and Seller.  Seller shall assume responsibility for, and shall bear and pay, all federal income taxes, state income taxes and other similar taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement.  Buyer shall assume responsibility for, and shall bear and pay, all sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or other transfer taxes (including any applicable interest, or penalties or additional amounts which may be imposed with respect thereto) incurred by or imposed upon Seller with respect to the transactions described in this Agreement.  Seller shall assume responsibility for and shall bear and pay on behalf of the Purchased Company all ad valorem, property, severance, production, and similar taxes and assessments based upon or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom, but exclusive of income and franchise taxes (including any applicable penalties and interest) assessed against the Assets by any Taxing Authority for any Pre-Closing Tax Period, and Buyer shall be responsible for, or cause the Purchased Company to be responsible for, and shall bear and pay, or cause the Purchased Company to bear and pay, all such taxes and assessments assessed against the Assets by any Taxing Authority for any period beginning on or after the Effective Date.  For purposes of this Agreement, the foregoing proration of ad valorem and property taxes shall be accomplished at the Closing based on the ratio of the number of days in the year prior to (for Seller) and on and after (for Buyer) the Effective Date to the total number of days in the year as applied to the amount of ad valorem and property taxes for the most recent year for which the amount of such taxes can be finally determined at the Closing provided, however, the amount of tax attributable to the Pre-Closing Tax Period shall not exceed the amount of such Taxes Seller would have paid if its taxable period ended on the Closing Date.

(c)In the case of any Taxes of the Purchased Company, other than U.S. federal income taxes or Taxes described in Section 14.2(b), that are attributable to a Straddle Period, the portion attributable to the Pre-Closing Tax Period shall be determined on the basis of an interim closing of the books of the Purchased Company as of the Effective Date, and the determination of the hypothetical Tax for such Pre-Closing Tax Period shall be determined on the basis of such interim closing of the books; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and the period beginning on the Effective Date in proportion to the number of days in each such period relative to the entire Tax period.  Taxes attributable to the Pre-Closing Tax Period shall be determined under the same method of accounting used by the Company during that period.  Any and all transactions or events contemplated by this Agreement that occur on or prior to the Closing Date shall be deemed to have occurred in the Pre-Closing Tax Period.

(d)Seller shall prepare and timely file, or cause to be timely filed, for the Purchased Company or relating to its ownership of the Assets, with reasonable assistance from Buyer, all federal income Tax Returns for any Tax period and all other Tax Returns that are required by Law to be filed for any Pre-Closing Tax Period.  Seller shall, at least thirty (30) days prior to filing such Tax Return(s), provide a copy of such Tax Return(s) to Buyer.  Buyer shall, within ten (10) days of receiving such Tax Return(s), advise Seller regarding any matters in such Tax Return(s) with which it reasonably disagrees.  In such case, Seller and Buyer shall reasonably cooperate with each other to reach a timely and mutually satisfactory solution to the disputed matters.  Buyer shall prepare and timely file, or cause to be timely filed, all other Tax Returns for the Purchased Company for Tax periods ending on or after the Effective Date; provided, that Buyer shall not prepare any federal income Tax Returns relating to Seller’s ownership of the Purchased Company and its ownership of the Assets.  With respect to all Straddle Periods, such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by Law. Buyer shall, at least thirty (30) days prior to filing any such Tax Return that relates to a Pre-Closing Tax Period, provide a copy of such Tax Return to Seller.  Seller shall, within ten (10) days of receiving such Tax Return, advise Buyer regarding any matters in such Tax Return with which it reasonably disagrees.  In such case, Seller and Buyer shall reasonably cooperate with each other to reach a timely and mutually satisfactory solution to the disputed matters.

(e)In connection with the preparation of Tax Returns, audit examinations and any legal proceeding relating to Taxes imposed on the Purchased Company (or any successor thereof) or relating to its ownership of the Assets, Buyer and Seller shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of any legal proceeding by any Taxing Authority as to the imposition of Taxes.  Buyer shall and shall cause the Purchased Company to (i) retain all books and records with respect to Tax matters pertinent to the Purchased Company relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (including any extension thereof) for the respective Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority identified on Schedule 14.2(e) and (ii) give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and shall allow Seller to take possession of such books and records.  Notwithstanding the above, Seller shall have the right to administer, conduct and control (i) the Joint Venture Audit and the Sales and Use Tax Audit (ii) and any other audit and legal proceeding, in respect of Taxes that relate to a Pre-Closing Tax Period, provided, that if such proceeding or audit also relates to taxable periods on or after the Effective Date, Seller shall not settle such claim without the consent of Buyer, which consent shall not be unreasonably conditioned, delayed or withheld.

(f)Buyer and Seller shall, upon request, use commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(g)Buyer shall promptly pay or cause to be paid to Seller by the 15th of each calendar month any amounts received by Purchased Company or a holder of Membership Interests attributable to the Receivables, net of all out-of-pocket expenses (through the end of the previous calendar month).  Buyer shall reasonably cooperate (so long as Seller reimburses Buyer for all actual and documented expenses incurred by it and the Purchased Company) with Seller in obtaining refunds or credits relating to the Receivables, including (at Seller’s request) through the filing of amended Tax Returns or refund claims as prepared by Seller (at Seller’s own expense), and Buyer and the Purchased Company shall promptly provide Seller with any correspondence, documentation or other information relating to the Receivables. Buyer shall not be obligated to file an amended Tax Return or refund claim on behalf of Seller or the Purchased Company that would place Buyer in a materially worse Tax position than if no such amended Tax Return or refund claim had been filed. Without Seller’s prior written consent, Buyer shall not cause the Purchased Company to elect, where permitted by applicable Tax Law, to carry forward any Tax attribute carryover, net operating loss or capital loss that could, absent such election, be carried back to or utilized by the Purchased Company in a Pre-Closing Tax Period.  Neither Buyer nor any of its

Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Purchased Company (or any successor(s) thereof) with respect to a Pre-Closing Tax Period without the prior written consent of Seller which shall not be unreasonably withheld.  In addition to the foregoing, Buyer shall promptly pay or cause to be paid to Seller all Tax refunds or credits (other than the Receivables) attributable to the Purchased Company with respect to any Pre-Closing Tax Period that are received or credited to Buyer or the Purchased Company (or any successor thereof) within ten (10) days after the Purchased Company or a holder of Membership Interests has received the economic equivalent of such refunds or credits.  At Seller’s request, Buyer shall reasonably cooperate with Seller in obtaining such refunds, including through the filing of amended Tax Returns or refund claims as prepared by Seller, at Seller’s own expense.    To the extent Buyer or the Purchased Company, in its sole discretion, elects to participate in any audit relating to the joint venture with Murphy Oil Corporation for 2015, Seller shall pay its pro rata share of such audit and any other Third Party expenses incurred by Buyer or the Purchased Company.    Seller’s sole and exclusive rights to the Receivables shall be the rights to all monies collected and received by the Buyer, the Purchased Company or a holder of Membership Interests (net of any deductions or offsets described in the calculations set forth in this Section 14.2(g)) as a pass through of funds, and Seller shall have no other rights to any payments or remedies hereunder. Further, other than accounting for and paying over to Seller all Receivables collected by Buyer, the Purchased Company or a holder of a Membership Interest pursuant to Section 14.2, Buyer and the Purchased Company or a holder of Membership Interests shall have no obligations pursuant to Section 12.2, except to the extent Seller suffers damages resulting from the gross negligence or willful misconduct of Buyer or the Purchased Company  (provided, however, Seller shall not be entitled to recover from Buyer, the Purchased Company or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind), after the Closing Date and Seller waives for itself and its Affiliates, successors and assigns, any and all other claims Seller or any of its Affiliates has against Buyer, the Purchased Company or a holder of Membership Interests as to the collection and payment of the Receivables.

14.3Assignment.  This Agreement may not be assigned by Buyer or Seller without prior written consent of the other Party, except as between Buyer parties.  No assignment of any rights hereunder by Buyer shall relieve Buyer of any obligations and responsibilities hereunder.

14.4Preparation of Agreement.  Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement.  In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

14.5Publicity.  Seller and Buyer agree not to issue any public statement or press release concerning this Agreement or the transactions contemplated by it (including price or other terms) without the prior written consent of the other party which consent shall not be unreasonably withheld, except for public statements that are required by applicable Law, regulations or on advice of counsel to be made, in which case the party required to make such statement shall provide reasonable prior notice to and consult with the other party regarding the timing and content of the statement before issuing the statement. After the filing of an initial press release in connection with the Closing,  Seller or Buyer may thereafter make public statements or press releases concerning this Agreement, or the transactions contemplated by it, that are required by applicable Law, regulations or on advice of counsel or that are customarily made by Seller or Buyer in public filings with the Securities and Exchange Commission, in earnings releases, conference calls related thereto or at investor or analysts’ conferences.

14.6Notices.  All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by nationally recognized overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile or email transmission (provided any such facsimile or email transmission is confirmed by written confirmation), addressed to the appropriate party at the address for such party shown below or at such other address as such party shall have theretofore designated by written notice delivered to the party giving such notice:

281.530.5278
If to Seller:	Alta Mesa Holdings, LP 15021 Katy Freeway, Suite 400 Houston, Texas 77094 Attention: Michael A. McCabe Phone: 281.530.0991 Fax: 281.530.5278 Email: mmccabe@altamesa.net

If to Buyer:	c/o EnerVest Fund XIV Entities 1001 Fannin, Suite 800 Houston, TX 77002 Attention: Mr. Phil DeLozier Phone: 713.659.3500 Fax: 713.659.3556 Email: pdelozier@enervest.net
With a copy to:	EnerVest, Ltd. 1001 Fannin, Suite 800 Houston, TX 77002 Attention: Mr. Andy West Phone: 713.970.1924 Fax: 713.615.7718 Email: awest@enervest.net

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person or by courier, or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be.  The Parties hereto may change the address, telephone numbers and facsimile numbers to which such communications are to be addressed by giving written notice to the other parties in the manner provided in this Section 14.6.

14.7Name Change.  Buyer and Seller hereby agree that upon the Closing, Seller shall have the sole right to the use of the name “Alta Mesa” or similar names, and any trademarks related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”). Within two Business Days of the Closing, Buyer shall cause the Purchased Company to change its name to no longer include the name “Alta Mesa” or any variation thereof. Buyer shall not, and shall not permit any Affiliate to, use such name or any variation or simulation thereof or any of the Seller Marks.

14.8Further Cooperation.  Without causing any representation or warranty to survive beyond as expressly provided for in Section 12.5, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any party may reasonably request, to convey and deliver the Membership Interests and the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Membership Interests and the Assets to Buyer in the manner contemplated by this Agreement, whether before or after the Closing.  If any party hereto receives monies belonging to the other, such amount shall immediately be paid over to the proper party.  If an invoice or other evidence of an obligation is received by a party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other and each shall promptly pay its portion of such obligation to the obligee.

14.9Filings, Notices and Certain Governmental Approvals.  Promptly after Closing,  Buyer shall (a) send notices to vendors set forth on Schedule 14.9 of the assignment of the Properties to Buyer and (b) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets and Membership Interests to Buyer.  Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including but not limited to, the posting of any and all bonds or other security that may be reasonably required in excess of any applicable or existing lease, pipeline or area-wide bond.

14.10Entire Agreement; Conflicts.  This Agreement, the Exhibits hereto and the Confidentiality Agreement collectively constitute the entire agreement among Seller and Buyer pertaining to the subject matter hereof and supersede all prior agreements, understanding, negotiations and discussion, whether oral or written, of the parties pertaining to the subject matter hereof.  There are no warranties, representations or other agreements among the parties relating to the subject matter hereof except as specifically set forth in this Agreement and other documents expressly contemplated hereby, and neither Seller nor Buyer shall be bound by or liable for any alleged representation, promise, inducement or statements of intention not so set forth.  In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any exhibit hereto, the terms and provisions of this Agreement shall govern and control.  Except as otherwise expressly provided in this Agreement, this Agreement may be enforced only against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, equity holder, agent, attorney or representative of any party hereto shall have any Liability for any obligations or Liabilities of the Parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or any claim related to tort or contract theories of Law.

14.11Parties in Interest.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective legal representatives, successors and assigns and, other than the rights of Third Party’s to indemnification under Article XII, no other Person shall have any right, benefit, priority or interest hereunder or as a result hereof or have standing to require satisfaction of the provisions hereof in accordance with their terms.

14.12Amendment.  This Agreement may be amended only by an instrument in writing executed by the Parties hereto against whom enforcement is sought.

14.13Waiver; Rights Cumulative.  Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the party hereto waiving compliance.  No course of dealing on the part of Seller or Buyer, or their respective officers, employees, agents or representatives, nor any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such party at a later time to enforce the performance of such provision.  No waiver by any party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.  The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

14.14Governing Law; Jurisdiction, Venue; Jury Waiver.  This Agreement and the legal relations among the parties shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction.  All of the Parties hereto consent to the exercise of jurisdiction in personam by the courts of the State of Texas for any action arising out of this Agreement or the other Transaction Documents.  All actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement or the other Transaction Documents shall be exclusively litigated in courts having situs in Houston,  Harris County, Texas.  Each party hereto waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

14.15Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

14.16Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a party by facsimile or email transmission shall be deemed an original signature hereto.

14.17Exclusivity. Prior to Closing, Seller will not (a) solicit, initiate, or encourage the submission of a proposal or offer from any Person relating to the acquisition of any of the Assets or any substantial portion of the Assets or (b) participate in any negotiations regarding, furnish any information with respect to, assist any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify Buyer promptly if any Person makes any written proposal or offer with respect to any of the foregoing.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

SELLER:

ALTA MESA HOLDINGS, LP
a Texas limited partnership

By: ALTA MESA HOLDINGS GP, LLC

By:	/s/ Harlan H. Chappelle
Name:	Harlan H. Chappelle
Title:	President and Chief Executive Officer

THE PURCHASED COMPANY:

ALTA MESA EAGLE, LLC
a Texas limited liability company

By: /s/ Harlan H. Chappelle
Name: Harlan H. Chappelle
Title: President and Chief Executive Officer

BUYER:

EnerVest Energy Institutional
Fund XIV-A, L.P.
a Delaware limited partnership

By: EnerVest, Ltd., its Managing Partner

By: EnerVest Management GP, L.C., its General Partner

By:	/s/ Kenneth Mariani
Name:	Kenneth Mariani
Title:	President

EnerVest Energy Institutional
Fund XIV-WIC, L.P.
a Delaware limited partnership

By: EnerVest Holding XIV, LLC, its General Partner

By: EnerVest, Ltd., its Sole Member

By: EnerVest Management GP, L.C., its General Partner

By:	/s/ Kenneth Mariani
Name:	Kenneth Mariani
Title:	President